SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.         )

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐ Preliminary proxy statement

☒ Definitive proxy statement

☐ Definitive additional materials

☐ Soliciting material under Rule 14a-12

☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

MediaBin, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share of MediaBin, Inc.

(2)	Aggregate number of securities to which transaction applies:

8,890,695 shares of common stock of MediaBin, Inc.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based on the $5,451,086 merger consideration, multiplied by 0.00008090.

(4)	Proposed maximum aggregate value of transaction:

$5,451,086

(5)	Total fee paid:

$441 (calculated as set forth above)

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MEDIABIN, INC.

7 Piedmont Center, Suite 600

Atlanta, Georgia 30305-1530

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on June 27, 2003

To the Shareholders of MediaBin, Inc.

NOTICE IS HEREBY GIVEN that the special meeting of shareholders of MediaBin, Inc., (the “company”) will be held on June 27, 2003, at 9:00 a.m. local time, at the company’s offices at 7 Piedmont Center, Suite 600, Atlanta, Georgia, to consider and act upon the following matters:

1.	A proposal to approve a merger agreement (the “merger agreement”) between the company, Interwoven Inc. (“Interwoven”) and Maryland Acquisition Corp., a wholly owned subsidiary of Interwoven (the “merger sub”), pursuant to which, among other things:

•	the merger sub will be merged with and into the company, resulting in the company becoming a wholly owned subsidiary of Interwoven (the “merger”); and

•	shares of the company’s common stock are expected to be converted into the right to receive from Interwoven approximately $0.52 per share of common stock, which is calculated on the basis of the quotient of (i) $5 million plus the total exercise price of all in-the-money options (as converted into Norwegian kroners in the case of shareholders whose accounts are denominated in Norwegian kroners), divided by (ii) the total number of outstanding shares of common stock plus the total number of shares of common stock issuable upon the exercise of all in-the-money options;

2.	A proposal to delist the company’s common stock from the Oslo Stock Exchange (“OSE”) upon the closing of the merger; and

3.	Such other business as may properly come before the special meeting or any adjournment thereof.

The board of directors has fixed the close of business on May 30, 2003, as the record date for the determination of the shareholders entitled to notice of and to vote at, the special meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. A list of shareholders entitled to vote at the special meeting will be open to examination for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at the company’s offices at 7 Piedmont Center, Suite 600, Atlanta, Georgia 30305-1530, and during the meeting.

After careful consideration, your board of directors has determined that the terms and conditions of the merger are advisable, fair to, and in the best interests of, MediaBin and its shareholders, and by the unanimous vote of those present recommends that you vote “FOR” the merger and adoption of the merger agreement.

Shareholders of record at the close of business on May 30, 2003, will be entitled to notice of and to vote at the special meeting or any adjournment thereof.

All shareholders are cordially invited to attend the special meeting.

By Order of the Board of Directors,

Haines H. Hargrett

Secretary

June 16, 2003

Atlanta, Georgia

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING. IN THE EVENT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK, OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE SPECIAL MEETING, YOU MUST OBTAIN FROM THE RECORD OWNER A PROXY IN YOUR NAME.

OTHER TRANSACTIONS	26
The Subscription Agreement	26
The Registration Rights Agreement	27

PROPOSAL 2—DELISTING OF COMMON STOCK	27

ANNEX A: Agreement and Plan of Merger dated May 30, 2003 between MediaBin, Inc., Interwoven, Inc. and Maryland Acquisition Corp	A-1

ANNEX B: Georgia Dissenters’ Rights Statute	B-1

MEDIABIN, INC.

7 Piedmont Center, Suite 600

Atlanta, Georgia 30305-1530

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

To Be Held on June 27, 2003

A special meeting of shareholders of MediaBin, Inc. will be held on June 27, 2003, at 9:00 a.m. local time, at the company’s offices at 7 Piedmont Center, Suite 600, Atlanta, Georgia. The enclosed proxy is solicited by our board of directors. This proxy statement and the accompanying proxy card were first mailed to shareholders on or about June 16, 2003.

Except as otherwise specifically noted, “MediaBin,” “we,” “our,” “us” and similar words in this proxy statement refer to MediaBin, Inc.

QUESTIONS ABOUT THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed transaction and MediaBin special meeting of shareholders. You should still carefully read this entire proxy statement, including each of the annexes.

Why Am I Receiving This Proxy Statement and Proxy Card?

You are receiving a proxy statement and proxy card because you own shares of common stock of MediaBin. This proxy statement describes the issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.

What am I Voting On?

You are being asked to vote on the following matters relating to our proposed merger with Interwoven:

Proposal 1 — To approve a merger agreement (the “merger agreement”) between MediaBin, Interwoven, Inc., a Delaware corporation (“Interwoven”), and Maryland Acquisition Corp., a Georgia corporation and wholly owned subsidiary of Interwoven (the “merger sub”), pursuant to which, among other things:

•	the merger sub will be merged with and into MediaBin, resulting in MediaBin becoming a wholly owned subsidiary of Interwoven (the “merger”); and

•	shares of our common stock will be converted into the right to receive cash.

Proposal 2 — To approve the delisting of our common stock from the Oslo Stock Exchange (“OSE”) upon the closing of the merger.

The merger and the delisting of our common stock are conditioned upon our receipt of shareholder approval of Proposal 1. If we do not obtain shareholder approval of this proposal, we will not be able to consummate the merger.

What Will Happen in the Merger?

In the merger, the merger sub will be merged with and into us. We will be the surviving corporation and will continue our corporate existence under the laws of the State of Georgia, and the separate existence of the merger sub will cease. As consideration for the merger, Interwoven will acquire all the shares of our common stock for cash and you will no longer own an interest in MediaBin.

i

What Will I Receive in Exchange for My Shares of MediaBin Common Stock?

For each share of our common stock that you own, you will receive approximately $0.52. The exact purchase price to be paid by Interwoven at the effective time of the merger will be calculated by:

•	taking $5.0 million, which is the aggregate value Interwoven has attributed to all of the outstanding shares of MediaBin common stock,

•	adding the total exercise price of all in-the-money options (as defined in the merger agreement, and which is $459,186 as of May 30, 2003),

•	dividing that total by the total number of outstanding shares of our common stock at the closing plus the sum of the total number of shares of our common stock issuable upon exercise of all in-the-money options. As of May 30, 2003, there were 8,890,695 shares of our common stock outstanding and in-the money options exercisable to purchase an additional 1,503,620 shares of common stock subject to exercisable in-the-money options.

Based on the exercise price of all in-the-money options, the number of shares of common stock issuable upon the exercise of all in-the-money options and the number of shares of common stock outstanding as of the date of this proxy statement, the amount of cash to be received by you in the merger is expected be approximately $0.52 per share of common stock.

Payments to all shareholders whose accounts are denominated in Norwegian kroners will be paid in Norwegian kroners using the exchange rate on the business day prior to the effective time of the merger.

How May the Price Per Share I Receive for My Common Stock Change Prior to Closing?

As noted above, for each share of our common stock that you own, you are expected to receive approximately $0.52. This per share consideration would increase only if the number of in-the-money options decreased. That could happen if the trading price of our common stock fell below $.30 per share at the time of closing the merger or currently exercisable in-the money options expired. The per share consideration would decrease only if the number of in-the-money options increased. That could only happen if the trading price of our common stock increased above $2.50 at the time of closing the merger. The price of our common stock as reported on the OSE was the equivalent of $0.52 as of May 30, 2003. We believe that it is unlikely that a fluctuation in the price of our common stock will occur that is sufficient to change the expected per share consideration prior to the date of the meeting. Therefore, we believe that it is unlikely that the per share consideration will change from the anticipated price of $0.52 per share.

When Do You Expect the Transaction to be Completed?

We plan to complete the transaction as soon as possible after the special meeting, subject to the satisfaction or waiver of certain conditions to the transactions, which are described in this proxy statement. We cannot predict when, or if, these conditions will be satisfied or waived.

What Risks Should I Consider in Evaluating the Transactions?

You should consider the risks described under the heading “Risk Factors” beginning on page 3.

What are the U.S. Income Tax Consequences of the Merger?

        We expect that if the merger is completed, you will recognize gain or loss for United States federal income tax purposes if you are a U.S. taxpayer. However, you are urged to consult your own tax advisors to determine your particular tax consequences. For a more complete description of the U.S. tax consequences, see the section entitled “Material United States Federal Income Tax Consequences” on pages 12-13.

ii

How Many Votes are Required to Approve the Transaction and the Other Proposals to be Considered at the Special Meeting?

The votes required to approve each proposal are set forth below:

Under our articles of incorporation, Proposal 1 requires the affirmative vote of a majority of all the votes entitled to be cast at the special meeting; however, Interwoven’s obligation to consummate the merger is conditioned upon approval of the merger by holders of at least 85% of the votes entitled to be cast at the special meeting;

Under the regulations of the OSE, Proposal 2 requires the affirmative vote of a majority of all the votes entitled to be cast at the special meeting;

Does the Board of Directors Recommend Approval of the Transactions and the Other Proposals to be Considered at the Special Meeting?

Yes. After careful consideration, our board of directors by the unanimous vote of those present recommends that our shareholders vote FOR each of the matters presented in Proposals 1 and 2.

What Should I Do Now?

You should read this proxy statement and vote by completing, signing and dating the proxy card and mailing it to Den norske Bank in the enclosed return envelope as soon as possible. If you sign and send the proxy card and do not indicate how you want to vote, it will have the effect of being a vote against the merger and the delisting of our common stock. If you fail to return your proxy card or otherwise vote your shares, your failure to act will have the effect of a vote against the merger and the delisting of our common stock.

If My Shares are Held in “Street name” by a Broker, Will the Broker Vote these Shares for Me?

Your broker cannot vote your shares on the merger proposal without your instructions. Failure to instruct your broker on the merger proposal will be equivalent to voting against the merger.

Can I Change My Vote after Submitting My Proxy Card?

Yes. You can change your vote at any time before the meeting by submitting a revocation notice or a later-dated signed proxy card or by attending the meeting and voting in person.

Will I Have Dissenter’s Rights in Connection with the Merger?

Yes. If the merger is consummated, MediaBin shareholders who have not consented to the merger and who have taken the steps required to perfect their dissenters’ rights will have the right, to dissent to the merger and obtain payment of the “fair value” of their shares of MediaBin common stock absent the merger and will not receive the merger consideration. The provisions of
 Sections 14-2-1301 et seq. of the Georgia Business Corporation Code govern the rights of MediaBin shareholders who desire to dissent from the merger. If you choose to exercise dissenter’s rights, you will need to strictly comply with the requirements of Georgia law. For a detailed discussion of dissenter’s rights in connection with the merger, please carefully review the Dissenter’s Rights Section on pages 14-15 and Annex B.

Who Can Help Answer My Questions about the Transactions?

If you have additional questions about these transactions, you should contact Haines Hargrett, Chief Financial Officer, MediaBin, Inc. 7 Piedmont Center, Suite 600 Atlanta, Georgia 30305-1350, (404) 264-8000 or by sending an email to Mr. Hargrett at hhargrett@mediabin.com.

iii

SUMMARY

The following summary, together with the previous question and answer section, provides an overview of the transactions discussed in this proxy statement and contains cross-references to the more detailed discussions elsewhere in the proxy statement. The summary may not contain all the information that is important to you. To understand the merger and the proposal to delist our common stock more fully, and for more complete descriptions of the legal terms of the merger and the delisting of our common stock, you should carefully read this entire proxy statement and the attached annexes in their entirety.

Structure (pages 17-26)

We, Interwoven and the merger sub entered into the merger agreement on May 30, 2003. The merger agreement provides the merger sub to be merged with and into us, resulting in our becoming a wholly owned subsidiary of Interwoven. After the merger you will no longer own an interest in MediaBin. The merger is a taxable transaction, which will be accounted for under the purchase method of accounting.

Consideration (pages 18-19)

The merger requires the holders of outstanding shares of our capital stock to exchange their shares for cash. For each outstanding share, a holder is expected to receive in cash the amount equal to the quotient of (A) the sum of $5 million plus the exercise price of all in-the-money options (including the 1,503,620 options issued to our management) divided by (B) the sum of the number of shares of our common stock outstanding as of the closing plus the number of in-the-money-options (such amount is referred to in this proxy statement as the “per share consideration”). Based on the exercise price of all in-the-money options, the number of shares of common stock issuable upon the exercise of all in-the-money options and the number of shares of common stock outstanding as of the date of this proxy statement, the per share consideration to be received by you in the merger would be approximately $0.52 (or an equivalent amount in Norwegian kroners) per share of common stock.

Purchase of Shares of Interwoven Common Stock (pages 26-27)

In connection with the merger and as a condition to Interwoven’s obligation to consummate the merger, our three largest shareholders, Venturos AS, Glastad Holding, Ltd. and Gezina AS (the “principal shareholders”) have agreed to use the cash proceeds that they receive in the merger to purchase shares of Interwoven common stock in a private placement at $1.807 per share which was the average closing price of Interwoven common stock on the Nasdaq Stock Market for the thirty (30) trading days prior to the date MediaBin and Interwoven signed the term sheet relating to the merger (“average closing price”).

Options (page 18)

The merger agreement provides that options to purchase our common stock will be converted by Interwoven into an option to purchase a number of shares of Interwoven common stock equal to the number of shares of our common stock issued pursuant to the option multiplied by the exchange ratio. The exchange ratio is expected to be approximately 0.29, which is the number obtained by dividing (A) per share consideration, expected to be approximately $0.52 by (B) the average closing price which is $1.807. The per share exercise price of each assumed and converted option will be the per share exercise price for MediaBin option divided by the exchange ratio. Vesting of certain options, including in-the-money options granted to management, will accelerate on the closing of the merger.

Voting Agreement (pages 13-14)

As a condition to Interwoven’s execution of the merger agreement, certain shareholders executed an agreement and irrevocable proxy with Interwoven to vote an aggregate of forty-five percent (45%) of our common stock in favor of the merger and against any competing offers. These shareholders also agreed not to transfer any of our common stock prior to the closing.

Repayment of Indebtedness (page 26)

In connection with the merger, Interwoven has agreed to repay our outstanding indebtedness to Nordea Bank Norge ASA in the amount of $3,350,000 plus accrued interest of approximately $32,000.

We also owe $3,150,000 million of principal amount of indebtedness to the principal shareholders (such indebtedness is referred to as the “principal shareholder debt”). As part of the merger, a portion of the principal shareholder debt will be converted into Interwoven common stock using the average closing price and a portion of the principal shareholder debt will be repaid in cash. The remainder of the principal shareholder debt will be cancelled. To the extent that we collect on our account receivable from Elliott & Associates, any amount so collected will be paid to the principal shareholders to further satisfy the principal shareholder debt.

Employment Matters/Non-Competition Agreements (page 23)

The merger requires certain of our employees to enter into mutually acceptable employment and non-competition agreements with Interwoven. The merger is further conditioned upon certain employees remaining employed by us and agreeing in writing to continue as an employee of Interwoven after the closing. Such employees must also each execute an appropriate release of liability of us and Interwoven.

Representations (pages 19-20)

Interwoven and we make customary representations and warranties in the merger agreement.

Conduct of Business (pages 20-21)

Until the closing, we are required to conduct our business in the ordinary course. We are not permitted to enter into any transaction or commitment or take any other action outside the ordinary course without Interwoven’s prior written consent, including declaring dividends, incurring debt, issuing capital stock, granting or accelerating options, acquiring or disposing of material assets.

Closing Conditions (pages 23-24)

The closing of the merger is subject to customary closing conditions, which include: (1) the approval of our shareholders; (2) the receipt of necessary regulatory approvals and consents; (3) the absence of material adverse changes in our or Interwoven’s business; (4) the execution of certain employment and non-competition agreements; (5) the continued employment of certain key employees; (6) the receipt of the opinion of our counsel; (7) the receipt of material third party consents and (8) release of certain liens on our assets. A change in Interwoven’s stock price will not be considered to be a material adverse change to Interwoven’s business for purposes of the closing condition described in (3) above.

Indemnification/Escrow (page 26)

The representations and warranties we made in the merger agreement expire upon consummation of the merger. The merger agreement does not provide for indemnification of Interwoven by us or any of our shareholders, nor does it require any of the consideration to be received by our shareholders in the merger to be placed in escrow for any period of time.

Fees and Expenses (page 25)

Interwoven will pay all investment banking, legal, accounting and other fees and expenses incurred by Interwoven in connection with the merger. Whether or not the merger is consummated, we will pay the investment banking, legal, accounting, and other fees and expenses incurred by us in connection with the merger. If the merger is consummated, we will also pay certain management bonus and severance payments to Messrs. David Moran, Haines Hargrett, Burt Smith, Robert Estes and David Gibson and a services fee of $300,000 to Venturos Capital Advisors Inc.

FORWARD-LOOKING STATEMENTS

The information in this proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical in nature, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. These statements are based upon current expectations. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. All forward-looking statements are subject to risks and uncertainties that could cause actual events to differ materially from those projected. Important factors that might cause or contribute to such a discrepancy include, but are not limited to the factors discussed under “Risk Factors,” beginning on page 3.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 450 Fifth Street, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. Our public filings with the SEC are also available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We have supplied all information in this proxy statement relating to MediaBin. Interwoven has supplied all information in this proxy statement relating to Interwoven.

MediaBin, MediaBin Asset Manager and the MediaBin logo are trademarks of MediaBin and Interwoven and TeamSite are trademarks of Interwoven, Inc., each of which are registered in certain jurisdictions. All other trademarks are owned by their respective owners.

RISK FACTORS

In addition to the other information included and incorporated by reference in this proxy statement, MediaBin shareholders should carefully consider the matters described below in voting on merger and delisting proposals.

If We Are Unable to Complete the Merger, Our Business Will Be Adversely Affected.

If the merger is not completed, our business and, likely, our stock price will be adversely affected. We currently anticipate that our available cash balances, available borrowings and cash generated from operations will be sufficient to fund our operations only through July 2003. If we are unable to complete the merger, we may be unable to continue to operate our business. Costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed. In addition, even if we have sufficient funds to continue to operate our business but the merger is not completed, the current market price of our common stock may decline.

The Terms of the Merger Agreement Prohibit Us From Considering Alternative Transactions.

Under the terms of the merger agreement, we, our board of directors, and our representatives are prohibited from (1) soliciting, initiating or encouraging any alternative business combination proposal or (2) participating in, encouraging any discussions or negotiating with, or furnishing information with respect to, any inquiries or the making of any alternative business combination proposals. This prohibition may prevent us from considering or entering into an alternative arrangement that may provide more value to our shareholders than the merger.

Failure to Complete the Merger Could Have a Negative Impact on the Price of Our Stock as Well as a Negative Impact on Our Business and Financial Results.

If the merger is not completed for any reason, MediaBin may be subject to a number of material risks, including the following:

•	MediaBin may be required under certain circumstances to pay to Interwoven a termination fee equal to $1.0 million in the form of a credit against fees payable by Interwoven to MediaBin under the reseller agreement between Interwoven and MediaBin dated as of October 29, 2002, as amended or extended from time to time or any replacement agreement thereto;

•	The price of MediaBin’s common stock may decline to the extent that the relevant current market price reflects a market assumption that the merger will be completed. MediaBin’s stock price may also decline because of uncertainty concerning the stand-alone prospects of MediaBin; and

•	Some costs relating to the merger such as legal and accounting fees must be paid by MediaBin even if the merger is not completed.

MediaBin’s Directors and Officers May Have Different Interests From Yours.

The directors and officers have interests in the merger and participate in arrangements that are different from, or are in addition, to those of MediaBin’s shareholders generally. These include:

•	The principal shareholders have guaranteed indebtedness of MediaBin of approximately $3.35 million which guaranty will terminate upon the repayment of the lender by Interwoven at the closing. Terje Mikalsen, a member of MediaBin’s board of directors, is a principal of Venturos AS, one of the guarantors.

•	The principal shareholders have advanced funds to MediaBin, some of which will be repaid in cash and converted into shares of Interwoven as a result of the merger.

•	Venturos Capital Advisors Inc. will receive a fee of $300,000 in connection with the merger. John Bacon, a member of MediaBin’s board of directors, is the principal of Venturos Capital Advisors, Inc.

•	David Moran, who is the Chief Executive Officer of MediaBin and a director, will receive a $400,000 change of control payment and a separation payment of $283,000 as a result of the merger. In addition, his options will accelerate in full as a result of the merger.

•	Haines Hargrett, Burt Smith, Robert Estes and David Gibson will each receive a change of control payment of $25,000, if the transactions contemplated by the merger agreement are consummated and thus may have a personal interest in seeing that the closing occurs. Each of these officers also has options that will accelerate in full as a result of the merger.

As a result, these executive officers and directors may be more likely to vote to approve, and recommend the approval of the merger than if they did not have these interests.

THE SPECIAL MEETING

General

This proxy statement and the enclosed proxy card are furnished on behalf of the board of directors of MediaBin for use at the special meeting of shareholders to be held on June 27, 2003, at 9:00 a.m. local time in

Atlanta, Georgia, or at any adjournment or postponement of the special meeting, for the purposes set forth herein and in the accompanying notice of special meeting. The special meeting will be held at the company’s offices at 7 Piedmont Center, Suite 600, Atlanta, Georgia. We intend to mail this proxy statement and the accompanying proxy card on or about June 16, 2003, to all shareholders entitled to vote at the special meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will have the effect of a vote against the proposals set forth in the accompanying notice of meeting. A shareholder may revoke a proxy at any time before it is exercised by giving written notice to that effect to our corporate Secretary.

Shareholders Entitled to Vote

The board of directors has fixed May 30, 2003, as the record date for determining shareholders who are entitled to vote at the special meeting. At the close of business on May 30, 2003, there were outstanding and entitled to vote 8,890,695 shares of our common stock, $.01 par value per share. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

The holders of at least a majority of the total shares of common stock outstanding on the record date, whether present at the special meeting or in person, or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. The shares held by each shareholder who signs and returns the enclosed proxy card will be counted for the purposes of determining the presence of a quorum at the special meeting, whether or not the shareholder abstains on all matters or any matter to be acted on at the special meeting. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing, and mailing of this proxy statement and the accompanying proxy card. Copies of solicitation materials will be furnished to registrar, banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners.

Revocability of Proxies

Any shareholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted by giving written notice of revocation or a duly executed proxy bearing a later date to our corporate Secretary, or by attending the special meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Counting of Votes

The affirmative vote of the holders of a majority of all the votes entitled to be cast at the special meeting is required for the approval of the merger in Proposal 1; however, Interwoven’s obligation to consummate the merger is conditioned upon approval of the merger by holders of at least 85% of the votes entitled to be cast at the special meeting. The affirmative vote of the holders of a majority of all the votes entitled to be cast at the special meeting is required for the approval of the delisting of our common stock in Proposal 2. Accordingly, the withholding of authority by a shareholder (including broker non-votes) will count as a vote against the proposals. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum at the special meeting, regardless of how or whether such shares are voted on any specific proposal. Each proxy card will be voted in accordance with the shareholder’s directions. Abstentions with respect to any matter to be voted upon at the special meeting will have the same effect as a vote against these proposals. When the enclosed proxy card is properly signed and returned, the shares that it represents will be voted at the special meeting in accordance with the instructions noted thereon. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative notes, abstentions, and broker non-votes.

THE COMPANIES

MediaBin, Inc.

General

MediaBin, Inc. was organized under the laws of the State of Georgia on May 28, 1987, as Iterated Systems, Inc. and develops innovative, standards-based enterprise brand management solutions for Global 2000 corporations. Our next generation digital asset management (DAM) or brand asset management system is a solution developed for global marketing, enabling marketing and eCommerce teams to promote their brands while protecting brand integrity. DAM systems have existed for several years but have historically been focused on market niches, such as the printing and broadcast industries, and have been correspondingly designed for use by specialists. Recently, DAM systems have moved into mainstream use by non-specialist users at Global 2000 corporations as part of a set of solutions that encompasses web content management and document management systems.

The MediaBin suite of products was built expressly to help companies manage, produce, share, and deliver volumes of digital assets, including product photographs, advertisements, brochures, presentations, video clips, and other marketing collateral. It frees marketing professionals from manually completing these processes and allows them to focus on more strategic initiatives. It speeds time-to-market for new products and marketing campaigns, giving companies more opportunities to capture market share. A significant part of MediaBin’s value—and a source of competitive differentiation—is that MediaBin software works “out of the box” and delivers a rapid return on investment. Our clients include the Ford Division of Ford Motor Company, National Semiconductor, Lear Corporation, Georgia-Pacific, W.W. Grainger, Delta Air Lines, Microsoft, Samsonite, John Deere, Johnson & Johnson, Binney & Smith, Sara Lee Corporation, Reebok International, Progressive Casualty Insurance, Cole Haan, and many others.

Our Business

We develop commercial software that helps large corporations protect and manage the use and deployment of their single most valuable asset—their brand. Our MediaBin software combines ease of use and simplicity of operation with the ability to integrate with other software infrastructure. It provides companies with the ability to store all their core brand-building assets on a single, protected Net-native platform. MediaBin provides organizations with the ability to:

•	manage and protect the distribution of these assets via a Web browser;

•	empower marketing partners or agencies to update new or re-formed assets;

•	expand their brand awareness through faster go-to-market activities;

•	share and collaborate around the brand; and

•	focus their marketing personnel on high-value, brand-building activities rather than mundane marketing administration and distribution functions.

Employees

As of December 31, 2002, we had 47 full time employees, most of whom are based in our offices in Atlanta, Georgia. We also make use of independent contractors to fulfill short term specialized needs. None of our employees is subject to a collective bargaining agreement. We consider our relations with our employees to be good.

Interwoven, Inc.

General

Interwoven is headquartered in Sunnyvale, California. Its mailing address is 803 11th Avenue, Sunnyvale, California 94089, its telephone number is (408)774-2000, and its corporate web site address is http://www.interwoven.com. Information contained on Interwoven’s web site is not part of this proxy statement.

Interwoven’s Business

Interwoven was incorporated in March 1995, to provide software products and services for enterprise content management. Interwoven’s software products and services help customers automate the process of developing, managing and deploying content assets used in business applications. The information technology industry refers to this process as “content management.” Interwoven’s products are designed to allow all content contributors within an organization to create, manage and deploy content assets, such as documents, XML/HTML, rich media, database content and application code.

Maryland Acquisition Corp.

Maryland Acquisition Corp. is a wholly-owned subsidiary of Interwoven that was formed in May 2003 for the purpose of effecting the proposed merger. If the merger is consummated, Maryland Acquisition Corp. will cease to exist following the merger of it with and into MediaBin.

THE MERGER

Background on the Merger

The markets in which we sell our products are rapidly evolving and intensely competitive. As a result, we have actively pursued potential business combinations, corporate acquisition opportunities, alliances and other strategic transactions as a significant part of our business strategy in an effort to obtain and develop products and technologies to serve a greater share of the market segment.

For the past several years we have been developing and selling our software products but have not been generating enough revenue to cover our cost. This operating deficit has been funded by loans, equity contributions and short term advances from the principal shareholders.

In early 2002, we increased our efforts to seek alternative sources of investment to strengthen our business. The need for such outside investment was increasing due to the continuing operating deficit and the knowledge that, while the principal shareholders were funding the deficit, such shareholder advances might not be sufficient to fund the company until it could reach profitability. We also began to receive indications of concern from potential customers about their confidence in our financial condition, resulting in a significant slowdown in our average sales cycle and a negative impact on our revenues. To address these circumstances, we considered both financial investors and strategic partners, who could bring financial strength and sales channel expertise to help us grow revenues rapidly. Throughout 2002, we contacted numerous potential financial investors both domestic and foreign, but none expressed material interest on terms reasonable to the company. Although our board of directors did not identify a change of control business combination as an optimal transaction alternative at such time, our board directed MediaBin management to pursue all possible transaction opportunities.

MediaBin and Interwoven entered into a reseller agreement in October 2002. Under that agreement, the Interwoven and MediaBin sales and marketing teams worked closely together to develop a business and sales approach for a combined TeamSite (Interwoven) and Digital Asset Manager (MediaBin) offering.

In January 2003, David Moran, our President and Chief Executive Officer, initiated and participated in numerous confidential discussions with additional potential investors regarding the possible purchase of a minority ownership interest in MediaBin. During the course of such discussions, we determined to contact Interwoven regarding such an investment.

On January 29, 2003, Mr. Moran telephoned David Allen, Interwoven’s Chief Financial Officer, to, among other things, discuss the reseller arrangement between the two companies. During this call, Mr. Moran asked Mr. Allen whether Interwoven would be interested in making a minority investment in MediaBin. Mr. Allen advised Mr. Moran that Interwoven might consider making an investment in MediaBin; however, on January 30, 2003, Mr. Allen advised Mr. Moran that Interwoven would not entertain such an investment at that time.

In February 2003, Mr. Moran and Mr. Allen had several telephone conferences regarding the reseller arrangement between MediaBin and Interwoven. On February 4, 2003, Mr. Moran reported to MediaBin’s board of directors his interactions with Mr. Allen. The board encouraged management to continue exploring the possibility of an investment by Interwoven.

On March 6, 2003 and March 7, 2003, Mr. Moran participated in detailed telephone conversations with Mr. Allen. Over the course of these conversations, Mr. Allen explained to Mr. Moran that Interwoven was interested in pursuing an investment in or acquisition of a vendor in the digital asset management, or DAM, sector of the software market, and requested that Mr. Moran and he meet in person to discuss Interwoven’s interests. Mr. Moran explained to Mr. Allen that MediaBin was seeking additional funding, but was not interested in being acquired at such time, based on our board of director’s belief that there were equity or investment opportunities still available to MediaBin.

On March 12, 2003, Mr. Allen visited MediaBin’s offices in Atlanta, Georgia. Mr. Allen met with Mr. Moran, John Bacon, the Chairman of our board of directors, and Haines Hargrett, our Chief Financial Officer. During the meeting, Mr. Moran presented to Mr. Allen an overview of MediaBin’s business and prospects, and Mr. Allen provided insights into the business of Interwoven. In addition, the parties discussed their opinions of current and future market needs and trends, and the possible integration of MediaBin’s business into Interwoven’s business.

On March 19, 2003, John Van Siclen, Interwoven’s Chief Executive Officer at that time, visited MediaBin’s offices in Atlanta, Georgia. During this meeting, Mr. Van Siclen advised MediaBin that Interwoven was only interested in continuing discussions with the goal of acquiring MediaBin; Interwoven was not interested in owning a minority interest in MediaBin. Mr. Moran advised Mr. Van Siclen that no meaningful discussions about a potential acquisition of MediaBin could proceed without a sense of the value Interwoven ascribed to MediaBin. Mr. Van Siclen requested that MediaBin allow its investment advisor to commence a basic analysis of MediaBin with a view towards developing an outline term sheet.

Later in March 2003, Mr. Allen advised Mr. Moran of a preliminary range of values that Interwoven ascribed to MediaBin under different transaction structures. Mr. Moran agreed to communicate this information to our board of directors.

Between March 19, 2003 and April 4, 2003, Mr. Moran consulted with members of our board of directors regarding the status of Mr. Moran’s discussions with Interwoven. Given the lack of other possible investors who were interested in making a minority investment in MediaBin, as well as the prospect of MediaBin needing to enter into a strategic business combination transaction in order to continue operations, the board authorized Mr. Moran to expand his discussions with Interwoven and meet with Interwoven’s investment advisor.

On April 4, 2003, Mr. Moran and Mr. Hargrett held a detailed conference call with representatives of Interwoven’s investment advisor. During this call, Mr. Moran provided an initial overview of the Digital Asset Management marketplace, our business opportunities and competition, and an overview of our finances.

In a second call with representatives of Interwoven’s investment advisor on April 8, 2003, Mr. Moran and Mr. Hargrett provided more detailed analysis of our current financial situation as well as our financial projections for 2003 and 2004.

On April 11, 2003, Mr. Allen advised Mr. Moran of Interwoven approximate valuation of MediaBin, based on its investment advisor’s analysis, and that it would continue to negotiate the terms of an acquisition only at or around this approximate value.

From April 14, 2003 through April 19, 2003, Mr. Allen and Mr. Moran held numerous conversations about various business, valuation and structural issues pertaining to the proposed transaction. During this period, on April 17, 2003, Mr. Allen sent Mr. Moran through e-mail a proposed letter of intent and term sheet governing the principal terms of the proposed transaction to, among other things, act as the framework for further discussions related to the proposed transaction as well as initiate the conversations relating to the per share consideration to by paid by Interwoven for the outstanding shares of MediaBin common stock and the accounting of the in-the-money options using the treasury method. As a condition to its proposal, Interwoven insisted that we obtain agreements to vote in favor of the proposed transaction from stockholders representing 45% of the outstanding shares of our common stock.

On April 21, 2003, Messrs. Moran, Hargrett and Allen had a conference call, during which they discussed the general terms of a proposed transaction, including the implications of both SEC and OSE regulations. The next day, April 22, 2003, Mr. Moran held discussions with MediaBin’s U.S. and Norwegian counsel, regarding U.S. and Norwegian regulations and legal issues that be considered in the negotiation of a term sheet. Following these discussions, on April 22, 2003, MediaBin sent to Interwoven through e-mail revised drafts of the proposed letter of intent and term sheet, reflecting MediaBin’s position on the principal transaction issues.

On April 23, 2003, our board of directors held a special telephonic meeting to discuss the proposed transaction with Interwoven. Mr. Moran summarized Interwoven and its business as well as the recent history of MediaBin’s negotiations with Interwoven. Mr. Moran also reviewed with the board the proposed financial terms of the merger. The board directed management to continue negotiations with Interwoven, based on the director’s belief that a transaction with Interwoven was in the best interests of MediaBin and its shareholders.

On April 28, 2003, Messrs. Moran, Bacon and Hargrett had a detailed telephone conference with Terje Mikalsen, a director of MediaBin and an affiliate of Venturos AS who is a principal shareholder of MediaBin, to review the structure of the term sheet.

From April 22, 2003 through May 9, 2003, officers and representatives of Interwoven and MediaBin discussed and negotiated various business, structural and valuation issues regarding the proposed terms of the transaction. During such conversations, the parties discussed matters relating to the valuation of MediaBin common stock, and the amount Interwoven was willing to pay for such common stock. The calculations used to determine the per share price to be paid for MediaBin common stock by Interwoven was negotiated at this point in time and was the result of Interwoven offering terms it believed to be reasonable.

On May 7, 2003, Mr. Moran and the company’s legal counsel held a conference call to bring all the members of the board of directors up to date on the status of discussions with Interwoven regarding the term sheet.

On May 9, 2003, our board of directors held a special board meeting to further review status and the board approved the term sheet. Mr. Moran and Mr. Allen executed the letter of intent and term sheet on May 9, 2003.

From May 9, 2003 through May 30, 2003 MediaBin, Interwoven and their respective legal advisors engaged in extensive negotiations with respect to the merger agreement and the related transaction agreements. Mr. Moran and Mr. Bacon consulted with members of our board, management and legal advisors with respect to the status of the negotiations with Interwoven.

On May 30, 2002, our board held a telephonic meeting to discuss the final terms of the merger, including the per share consideration, and the proposed merger agreement. At this meeting, Mr. Bacon reviewed with the board the strategic and business rationale for the proposed merger, and our legal advisors reviewed the principal terms of the merger agreement and the proposed transaction in detail, identified open points and issues, and reviewed the responsibilities of the board in considering the proposed transaction. Drafts of the merger agreement and related materials had been circulated to our board of directors in advance of this meeting.

The Board continued its deliberations concerning:

•	the need for additional funding based upon the fact that MediaBin only had sufficient resources to continue business operations until July 2003;

•	the absence of alternative sources of funding after seeking such funding for 18 months; and

•	the fact that the Board considered the negotiations with Interwoven to have yielded the highest merger consideration that Interwoven was willing to pay, and that a transaction with Interwoven which yielded such merger consideration was superior to any other alternatives available to the Company.

Based on those considerations, our Board, by unanimous vote of those present, determined that the merger is fair to, and in the best interests of, MediaBin and its shareholders; and

•	approved the merger, the merger agreement, and the transactions contemplated in the merger agreement;

•	approved the filing of a delisting application with the Oslo Stock Exchange in connection with the merger;

•	resolved to call a special meeting of MediaBin’s shareholders to approve the merger agreement, the merger; and the filing of the delisting agreement; and

•	resolved to recommend that the shareholders of MediaBin to vote in favor of merger agreement and merger, as well in favor of the filing of the delisting application with the Oslo Stock Exchange.

Following the conclusion of our board meeting, MediaBin and Interwoven finalized, executed and delivered the merger agreement.

Reasons for the Merger and Factors Relevant to the Merger

In approving the merger and merger agreement and recommending that our shareholders approve the merger and approve and adopt the merger agreement, our board of directors consulted with our management team and advisors and independently considered the merger agreement and the transactions contemplated by such agreement.

In particular, our board of directors identified the following facts relating to its analysis that the merger will be beneficial to us and to our shareholders rather than continuing operations as a stand–alone business:

•	the fact that we are currently experiencing negative cash flows and incurring significant debt, which negatively impacts our ability to maintain or increase revenues, strengthen our control of the market sector in which we currently operate and expand our business into new markets, makes the opportunity for increased shareholder value though our remaining an independent company less likely and less desirable for our shareholders than the immediate liquidity our shareholders may receive as a result of the merger;

•	the fact that a substantial amount of our funding since 2002 has been from our principal shareholders who have indicated they cannot continue to fund our operations;

•	the fact that we have been seeking investment capital for 18 months and have not been able to obtain adequate investment capital from any sources;

•	the fact that while our common stock is listed on the OSE, it is thinly traded, affording our shareholders limited liquidity;

•	the fact that over the past 36 months, the trading price of our shares on the OSE has declined substantially and that by entering into the merger agreement, if it is approved, our shareholders will have the opportunity to liquidate their common stock holdings for cash; and

•	the cash consideration to be tendered to our shareholders in the merger affords immediate liquidity to MediaBin shareholders, which they would not otherwise be able to receive in the foreseeable future.

In identifying these reasons, the potential benefits and evaluating the merger, the MediaBin board reviewed a number of factors and sources of information, including the following:

•	historical information concerning MediaBin, our businesses, financial performance, condition, operations, technology, management and position in the markets, and information and evaluations regarding our strengths, weaknesses and future prospects;

•	the reports and views of MediaBin’s management and our legal advisors, Morris, Manning & Martin, L.L.P. and Wikborg, Rein & Co.;

•	current financial market conditions and historical market prices, the volatility and trading information for our common stock and various factors that might affect the market value of our common stock in the future;

•	the alternatives available to us and the history of contacts with other parties; and

•	the terms of the merger agreement and related agreements, by themselves and in comparison to the terms of other transactions, and the intensive negotiations between MediaBin and Interwoven, including their negotiations relating to the details of the conditions to the parties’ obligations to complete the merger, the no-shop restrictions on MediaBin, the scope of MediaBin’s fiduciary out, the parties’ termination rights, the termination fee and the voting agreements.

Our board also identified and considered a number of risks and uncertainties in its deliberations concerning the merger, including the following:

•	the possibility that the merger may not be consummated and the effect of the public announcement of the merger on MediaBin’s sales, customer relations and operating results and MediaBin’s ability to attract and retain key management, marketing and technical personnel;

•	the fact that pursuant to the merger agreement, MediaBin is required to obtain Interwoven’s consent before it can take a variety of actions between the signing and the closing of the merger;

•	MediaBin’s limited ability to terminate the merger agreement, including MediaBin’s inability to terminate the merger agreement merely because a superior proposal has been made to MediaBin; and

•	various other risks associated with MediaBin’s business.

Our board believed that certain of these risks were unlikely to occur or unlikely to have a material impact on the merger, while others could be avoided or mitigated by MediaBin, and that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The foregoing discussion of information and factors considered and given weight by the board is not intended to be exhaustive, but is believed to include all of the material factors considered by the board. In view of the variety of factors considered in connection with its evaluation of the merger, the board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations.

Recommendation of Our Board of Directors

The board of directors of MediaBin has concluded that the merger agreement and the merger are fair to, and in the best interests of, MediaBin and its shareholders. THE MEDIABIN BOARD OF DIRECTORS, BY THE UNANIMOUS VOTE OF THE DIRECTORS PRESENT, HAS RECOMMENDED THAT SHAREHOLDERS OF MEDIABIN VOTE FOR THE PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT AND APPROVE THE MERGER.

Regulatory Approvals Relating to the Merger

Except for filings with the Secretary of State of the State of Georgia, no federal or state regulatory approvals are required in order to consummate the merger. The company will also be required to file a notice with the OSE regarding the merger and, if Proposal 2 is approved by the holders of a majority of the shares of the company’s common stock, the company will file a delisting agreement.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the approval and adoption of the merger agreement and approval of the merger, you should be aware that certain shareholders, executive officers and directors of MediaBin may have interests in the merger that are different from, or in addition to, your interests.

Our board of directors was aware of these interests and considered the following matters, among others, in approving the merger:

•	The principal shareholders have guaranteed indebtedness of MediaBin of approximately $3.35 million and accrued interest of $32,000 to Nordea Bank Norge ASA, which guaranty will terminate upon the repayment of the lender by Interwoven at the closing. Terje Mikalsen, a member of MediaBin’s board of directors, is a principal of Venturos AS, which is one of the guarantors;

•	The principal shareholders have advanced funds to MediaBin, some of which will be repaid in cash and converted into shares of Interwoven as a result of the merger;

•	As a condition to the merger, as the principal shareholders, have entered into a subscription agreement and a registration rights agreement with Interwoven pursuant to which the principal shareholders will purchase shares of Interwoven common stock using the cash they will receive in the merger and a portion of the proceeds of Interwoven’s repayment of debt owed by the company to such shareholders. The purchase price for Interwoven shares by such shareholders is the average closing price, $1.807. The closing price for Interwoven common stock on May 30, 2003 was $2.19. One of our directors, Mr. Terje Mikalsen is an affiliate of Venturos AS. For more information concerning the subscription agreement and the registration rights agreement, please review the next section, Other Transactions, beginning on page 26;

•	David Moran, one of our directors, has an employment agreement with MediaBin that provides for a change of control bonus of $400,000, which will be triggered by the transactions contemplated by the merger agreement. Mr. Moran is also entitled to a severance payment of $283,000 upon his termination at the closing;

•	At the time we entered into the merger agreement Haines Hargrett, Burton Smith, Robert Estes and David Gibson, officers of MediaBin, entered into agreements with us providing for payment of $25,000 upon a change of control, which will be triggered by the transactions contemplated by the merger agreement. Mr. Hargrett and Mr. Smith are also entitled to receive severance payments of $77,000 and $81,000 respectively upon their termination at the closing;

•	MediaBin entered into a support and funding agreement with Venturos Capital Advisors, under which the company will be required to pay Venturos Capital Advisors a fee of $300,000 upon the consummation of the transactions contemplated by the merger agreement. John Bacon who is chairman of our board of directors, owns 100% of Venturos Capital Advisors; and

•	Certain options granted by MediaBin to certain company employees, officers and directors contain terms regarding the acceleration of vesting in full upon a change of control (as defined in the option certificate), which will cause such officers and directors to have an interest in the approval of the merger and merger agreement. Included among the holders of these options are Dave Moran, our President, Chief Executive Officer and member of our board of directors, and John Bacon, Chairman of our board of directors and Steven Yung, a member of our board of directors.

As a result, these executive officers and directors may have been more likely to vote to approve, and recommend the approval of the merger than if they did not have these interests.

Other than the merger agreement and the transactions contemplated thereby and the reseller agreement mentioned above, there are no past, present or proposed contracts, arrangements, understandings, relationships or transactions between MediaBin and its affiliates and Interwoven and its affiliates.

Material United States Federal Income Tax Consequences

This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed United States Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Any change could alter the tax consequences to you as described in this document.

You should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular shareholders in light of their particular circumstances, like shareholders who:

•	are financial institutions, dealers in securities, tax-exempt organizations or insurance companies;

•	are foreign persons;

•	do not hold their shares of our common stock as a capital asset;

•	acquired their shares in connection with stock option plans or in other compensatory transactions; or

•	acquired their shares as part of an integrated investment, such as a hedge, straddle or other risk-reduction transaction.

The following discussion does not address the tax consequences of the merger under foreign, state, or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not the referenced transactions are undertaken in connection with the merger, including any transaction in which shares of our common stock are acquired or the tax consequences of the exercise, cancellation or termination of our stock options. Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

The merger will be a fully taxable transaction to our shareholders and will not constitute a tax-free “reorganization” for tax purposes.

•	You will recognize taxable gain or loss upon the merger equal to the difference, if any, between (a) the cash received as merger consideration and (b) your adjusted tax basis in our common stock.

•	This taxable gain or loss should be capital gain or loss if you hold shares of our common stock as a capital asset at the effective time of the merger and will be classified as long term capital gain or loss to the extent you have held those shares for more than one year.

In general, information reporting requirements will apply to payments made in connection with the merger. Backup withholding at a rate of 28% will apply to payments you receive in respect of our common stock if you fail to provide an accurate taxpayer identification number or certification of foreign status or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns. You should consult your tax advisor concerning the application of information reporting and backup withholding requirements to your particular circumstances.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability if the required information is furnished to the Internal Revenue Service.

Voting Agreements

Interwoven entered into voting agreements with our largest shareholder, Venturos AS, as well as each of our executive officers and directors who are shareholders. The voting agreements require these executive officers and directors who are shareholders, and Venturos AS with respect to a portion of its shares, to vote their shares in favor of the merger and adoption of the merger agreement, and against any action or agreement that would interfere with the completion of the merger. In order to secure these obligations, these shareholders granted a proxy and power of attorney with respect to these matters to Interwoven.

The voting agreements apply only to the exercise of voting rights attaching to MediaBin shares and do not limit the discretion of any shareholder who is a director of MediaBin with respect to his duties as a director of MediaBin.

As of the record date, the officers and directors of MediaBin and their affiliates who are shareholders of MediaBin entered into voting agreements with respect to shares of MediaBin common stock, representing 45% of the outstanding shares of MediaBin common stock. None of the MediaBin shareholders who are parties to the voting agreements were paid additional consideration in connection with them.

Dissenters’ Rights

If the merger is consummated, MediaBin shareholders who have not consented to the merger will have the right to dissent to the merger and obtain payment of the fair value of their shares of MediaBin common stock. The rights of MediaBin shareholders who desire to dissent from the merger are governed by the provisions of Sections 14-2-1301 et seq. of the Georgia Business Corporation Code. Pursuant to such provisions, if the merger is consummated, any shareholder of record of MediaBin who objects to the merger and who fully complies with Sections 14-2-1301 et. seq. of the Georgia Business Corporation Code will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his or her shares of MediaBin common stock. A shareholder of record may assert dissenters’ rights as to fewer than the shares registered in such shareholder’s name only if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies MediaBin in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters’ rights under the Georgia Business Corporation Code, the fair value of a dissenting shareholder’s MediaBin common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

Any MediaBin shareholder desiring to receive payment of the fair value of his or her MediaBin common stock in accordance with the requirements of the Georgia Business Corporation Code: (i) must deliver to MediaBin prior to the time the shareholder vote on the merger agreement is taken, a written notice of his or her intent to demand payment for his or her shares if such merger is consummated; (ii) must not vote his or her shares in favor of the merger agreement; and (iii) must demand payment. A filing of the written notice of intent to dissent with respect to the merger should be sent to: MediaBin, Inc., 7 Piedmont Center, Suite 600, Atlanta, Georgia 30305-1530. A VOTE AGAINST THE MERGER AGREEMENT ALONE WILL NOT SATISFY THE REQUIREMENTS FOR THE SEPARATE WRITTEN NOTICE OF INTENT TO DISSENT TO THE MERGER, THE SEPARATE WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF SHARES OF MEDIABIN COMMON STOCK, WHICH ARE REFERRED TO IN CONDITIONS (i) AND (iii) ABOVE. RATHER, A DISSENTING SHAREHOLDER MUST SEPARATELY COMPLY WITH ALL OF THOSE CONDITIONS.

Within ten (10) days of the later of the effective date or receipt of a payment demand by a shareholder in accordance with MediaBin’s dissenters’ notice sent to those shareholders who notified MediaBin of their intent to dissent, described in (i) above, MediaBin must offer to pay to each dissenting shareholder the amount MediaBin estimates to be the fair value of the dissenting shareholder’s shares, plus accrued interest. Such notice and offer must be accompanied by: (i) MediaBin’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of making an offer, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any; (ii) a statement of the corporation’s estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the Georgia Business Corporation Code; and (v) a copy of the dissenters’ rights provisions of the Georgia Business Corporation Code.

If MediaBin does not complete the proposed merger within sixty (60) days after the date set for demanding payment and MediaBin again proposes to effect the merger, it must send a new dissenter’s notice in accordance with the Georgia Business Corporation Code and repeat the payment demand procedure.

A dissenting MediaBin shareholder may notify MediaBin in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate of the fair value if the shareholder believes the amount offered by MediaBin is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

A dissenting shareholder waives his or her right to demand payment for the shares and is deemed to have accepted MediaBin’s offer unless he or she notifies MediaBin of his or her demand in writing within thirty (30) days after the date that MediaBin offers payment.

If a demand for payment remains unsettled, MediaBin must file an action in a court of competent jurisdiction in Fulton County, Georgia, requesting that the fair value of such shares be found and determined. MediaBin must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If MediaBin does not commence the proceeding within such sixty (60) day period, it shall be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

The foregoing does not purport to be a complete statement of the provisions of the Georgia Business Corporation Code relating to statutory dissenters’ rights and is qualified in its entirety by reference to the dissenters’ rights provisions of the Georgia Business Corporation Code, which is attached to this proxy as Annex B.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth, as of May 30, 2003, the beneficial ownership of our outstanding common stock of (i) each person known us to own beneficially more than 5% of our outstanding common stock, (ii) our chief executive officer(s) and each of our four most highly compensated executive officers during 2002, (iii) each of our directors, and (iv) all executive officers and directors as a group:

	Common Stock Beneficially Owned (2)
Name and Address of Beneficial Owners (1)	Number of Shares of Common Stock	Percentage of Class
Davi d P. Moran (3)	60,530	*
John C. Bacon (4)	130,000	1.4%
John R. Festa (5)	83,010	*
Terje Mikalsen (6)	5,338,682	60.0%
Åsmund R. Sløgedal (7)	14,800	*
Steven Yung (8)	23,000	*
Robert B. Estes (9)	17,667	*
David G. Gibson (10)	17,667	*
Haines H. Hargrett (11)	17,167	*
Burton M. Smith (12)	17,450	*
Venturos AS (6)	5,338,682	60.0%
Glastad Holding, Ltd	1,992,402	22.4%
Gezina AS (13)	493,359	5.5%
All executive officers and directors as a group (10 persons)	8,205,734	88.7%

*	Less than 1% of the outstanding common stock
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 8,890,695 shares of common stock outstanding as of May 30, 2003. The business address of each beneficial owner other than Venturos AS, Glastad Holding, Ltd. and Gezina AS, is c/o MediaBin, Inc., 7 Piedmont Center Suite 600, Atlanta, Georgia 30305-1530. The business address of Venturos AS is P.O. Box 113, 4551 Farsund, Norway. The business address of Glastad Holding, Ltd. is 10 Stratton Street, 4th Floor, London WIX 4EJ, England. The business address of Gezina AS is Radhusgt-5B, 0151 Oslo, Norway.
(2)	Includes shares of common stock subject to options that may be exercised within 60 days of May 30, 2003. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table.
(3)	Includes options to purchase 58,330 shares of common stock.
(4)	Includes options to purchase 130,000 shares of common stock.
(5)	Includes options to purchase 83,010 shares of common stock.
(6)	Includes 5,303,682 shares held by Venturos AS and 35,000 shares held by Teto Invest V AS, as to which Mr. Mikalsen disclaims ownership.
(7)	Includes options to purchase 14,800 shares of common stock.
(8)	Includes options to purchase 23,000 shares of common stock.
(9)	Includes options to purchase 17,667 shares of common tock.
(10)	Includes options to purchase 17,667 shares of common stock.
(11)	Includes options to purchase 14,667 shares of common stock.
(12)	Includes options to purchase 17,000 shares of common stock.
(13)	Includes 105,180 shares held by Brovigtank AS, 28,429 shares held by Kokoda Container Carriers AS and 2,156 shares held by Tharald Brovig.

OVERVIEW OF PROPOSALS

PROPOSAL 1—APPROVAL OF THE MERGER AND THE MERGER AGREEMENT

General

The merger agreement provides that, subject to satisfaction of certain terms and conditions as well as the applicable provisions of Georgia law, the merger sub will be merged with and into us, and that following the merger, the separate existence of the merger sub will cease, and we will continue as the surviving corporation of the merger. When the merger occurs:

•	the issued and outstanding shares of our common stock will be converted into the right to receive the per share consideration (as defined below) in cash;

•	the issued and outstanding shares of our common stock held by us, the merger sub or Interwoven will be canceled and not exchanged for cash or otherwise converted;

•	each issued and outstanding share of the common stock of the merger sub will be converted into one validly issued, fully paid and nonassessable share of the common stock of the surviving corporation; and

•	all options to purchase our common stock will be assumed by Interwoven.

We have entered into the merger agreement, dated as of May 30, 2003, with Interwoven and the merger sub. The merger agreement is attached to this proxy statement as Annex A. You should read the merger agreement carefully. It is the agreement that governs the terms of the merger. The following summarizes the terms of the merger agreement.

In the merger, the merger sub will be merged with and into us. We will be the surviving corporation and will continue our existence under the laws of the State of Georgia, and the separate existence of the merger sub will cease. As consideration for the merger, Interwoven will deposit cash with the paying agent in exchange for outstanding shares of our common stock.

Effective Time of the Merger

The merger agreement provides that the closing will take place as soon as practicable after the satisfaction or waiver of the conditions of the merger but no later than the second business day after such satisfaction or waiver. At such time, we and Interwoven will file a certificate of merger with the Secretary of State of the State of Georgia in accord with Georgia law.

Completion of the merger could be delayed if there is a delay in satisfying other conditions to the merger. There can be no assurances as to whether, and on what date, the conditions will be satisfied or that the parties will complete the merger. If the merger is not completed on or before August 30, 2003, either we or Interwoven may terminate the merger agreement; however, a party may not terminate the merger agreement if that party’s failure to fulfill any of its obligations under the merger agreement is the cause of the merger not being completed by that date.

Effect of the Merger

At the effective time, the effect of the merger shall be that all our property, rights, privileges, powers and franchises, and the property, rights, privileges, powers and franchises of merger sub will vest in the surviving corporation and the surviving corporation will assume the debts, liability and duties of both us and the merger sub.

Articles of Incorporation and Bylaws

At the effective time, both our articles of incorporation and bylaws will be amended and restated to be identical to the articles of incorporation and bylaws of the merger sub, except that the articles of incorporation for the surviving corporation will read: The name of the corporation is “MediaBin, Inc.”

Directors and Officers

The initial directors and officers of the surviving corporation will be those directors and officers of the merger sub immediately prior to the effective time, until successors are appointed.

Effect on Our Capital Stock

Subject to the terms and conditions of the merger agreement, the following will occur at the effective time:

•	each share of our common stock issued and outstanding prior to the effective time other than those shares held in treasury by us or those shares held by shareholders who elect to exercise their dissenter’s rights, will be canceled, extinguished and automatically converted into the right to receive the per share consideration in cash after surrendering the certificate representing each share of common stock;

•	each share of our common stock held by us, the merger sub or Interwoven will be canceled and not converted;

•	upon completion of the merger, MediaBin stock options will be assumed by Interwoven and will each represent an option to purchase shares of Interwoven common stock. The number of shares subject to each Interwoven stock option will be equal to the number of shares subject to the MediaBin stock option multiplied by the exchange ratio, rounded to the nearest whole share. The exercise price per share for each new Interwoven stock option will be equal to the exercise price per share of the prior MediaBin stock option, divided by the exchange ratio, rounded to the nearest whole cent. In each case, the exchange ratio will be equal to approximately $0.52 divided by $1.807, or approximately $0.29. The new Interwoven stock options will have the same vesting schedule as the prior MediaBin stock options (subject to acceleration provisions), and continuous employment with MediaBin will be credited to each optionee for purposes of vesting.

•	all warrants to purchase our common stock outstanding will be assumed by Interwoven. Each assumed warrant will continue to have the same terms and conditions (as adjusted for the exchange ratio) as in affect prior to the effective time of the merger, subject to exceptions.

Per Share Consideration

The per share consideration to be paid in connection with the merger is equal to the quotient of (i) $5.0 million plus the total exercise price of all in-the-money options, divided by (ii) the total number of outstanding shares of our common stock at the closing plus the sum of the total number of shares of our common stock issuable upon exercise of all in-the-money options. Based on the exercise price of all in-the-money options, the number of shares of common stock issuable upon the exercise of all In-the-money options and the number of shares of common stock outstanding as of the date of this proxy statement, the per share consideration to be received in the merger would be approximately $0.52 per share of common stock.

Shareholders who hold their shares in accounts in Norwegian kroner will be paid in kroners at the exchange rate in effect on the business day prior to the effective time of the merger.

Payment of Per Share Consideration

Prior to the effective time, Interwoven will select and enter into an agreement with an institution reasonably acceptable to us to serve as the paying agent in the merger who is anticipated to be Den norske Bank ASA. The agreement will provide that Interwoven will deposit cash with the paying agent to be paid in exchange for outstanding shares of our common stock.

Promptly after the effective time, Interwoven will deposit with the paying agent an amount of cash equal to the amount to be paid to our shareholders (other than the principal shareholders, those U.S. holders without Norwegian bank accounts and those holders who have exercised dissenter’s rights) under the merger agreement (the “merger fund”). As soon as practicable thereafter, the paying agent will arrange for the cash included in the merger fund to be credited to the account of our shareholders’ accounts at the OSE in appropriate amounts. Interwoven may pay certain U.S. holders without Norwegian bank accounts in U.S. dollars by check or wire transfer.

The paying agent will invest the merger funds as directed by Interwoven. Any interest or other income resulting from the investment will become part of the merger fund, and amounts in excess to the amounts payable to shareholders will be paid to Interwoven.

Dissenting Shares

Notwithstanding other merger agreement provisions, those shares outstanding immediately before the effective time and held by a holder who did not vote in favor of the merger and who has exercised his or her dissenter’s rights for such shares will not be converted into a right to receive the merger consideration unless the holder fails to perfect its right to dissent, or it is determined such holder does not have a right to dissent.

Ownership Rights

All cash paid in accordance with the terms of the merger agreement will be deemed to have been issued in full satisfaction of all rights pertaining to the shares of our common stock.

Alternative Transaction Structure

We have agreed with Interwoven that it may change the method of effecting the business combination with us, including merging us with an affiliate of Interwoven, provided that the affiliate does not (i) alter or change the kind or amount of consideration to be issued to the shareholders, (ii) materially delay the receipt of any required regulatory approval, or (iii) otherwise prevent the satisfaction of conditions in the merger agreement.

Representations and Warranties

We made customary representations and warranties in the merger agreement relating to various aspects of our respective business, financial statements and other matters, including, among other things:

•	our organization, qualification and good standing;

•	capital structure;

•	authority to enter into, and carry out the obligations under, the merger agreement and the enforceability of the merger agreement;

•	the accuracy of financial statements and other documents to be filed, or incorporated by reference, by us with the SEC and OSE;

•	the absence of conflicts, violations or defaults under our organizational documents, applicable laws and agreements;

•	compliance with tax laws and other tax matters;

•	title, condition, operation and insurance status of properties and assets;

•	ownership and licensing of intellectual property assets;

•	rights and obligations under certain contracts;

•	compliance with applicable laws and agreements;

•	litigation matters;

•	pension, benefit plans and other employee matters;

•	compliance with all applicable labor laws;

•	compliance with environmental laws and other environmental matters;

•	agreements and/or other relationships with officers, directors and other related parties;

•	a listing of major customers;

•	liability for brokerage or finders’ fees related to this merger;

•	insurance coverage for assets;

•	accuracy of disclosure of information relating to the merger; and

•	approval and recommendation of the merger by our board of directors in accordance with Georgia law.

Interwoven and the merger sub made customary representations and warranties in the merger agreement relating to various aspects of their respective businesses, financial statements and other matters, including, among other things:

•	each party and their respective subsidiaries’ organization, qualification and good standing;

•	authority to enter into, and carry out the obligations under, the merger agreement and the enforceability of the merger agreement;

•	the absence of conflicts, violations or defaults under their organizational documents, applicable laws and agreements;

•	accuracy of disclosure of information in the proxy statement relating to the merger;

•	that Maryland Acquisition Corp. has no business other than in connection with this merger;

•	the availability of sufficient funds to pay the merger consideration;

•	Interwoven’s absence of liability for brokerage or finders’ fees other than to Thomas Weisel Partners; and

•	approval of the merger by the board of directors of Interwoven.

Conduct of Business Prior to the Merger

We have agreed that during the period from the date of the merger agreement through the effective time of the merger we will:

•	carry on our business in the ordinary course of business consistent with prior practice and to use all commercially reasonable efforts to preserve intact current business organizations;

•	keep available the services of current officers and employees and to preserve the current relationships with customers, suppliers, licensors and licensees and other persons with whom we have business dealings; and

•	promptly notify Interwoven of any material event relating to our business, operations or financial condition.

In addition, the merger agreement places specific restrictions on our ability to, with some exceptions:

•	waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options;

•	grant severance or termination pay to any employee except as previously agreed to in writing or to adopt a new severance plan;

•	transfer or license to any person or entity rights our intellectual property rights;

•	declare or pay any dividends or make other distributions;

•	repurchase or otherwise acquire any shares of capital stock;

•	issue, deliver, sell, pledge or otherwise encumber any shares of capital stock or authorize or propose the issuance, delivery or sale of, any shares of capital stock, any securities convertible into capital stock or any securities convertible into shares of capital stock, or enter into other agreements obliging us to enter into such agreements, except for the delivery or sale of shares of our common stock pursuant to our options;

•	amend or modify any organizational documents;

•	acquire any business or corporation or enter into any material joint ventures, strategic relationships or alliances;

•	sell, lease, encumber or otherwise dispose of any properties which are material;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness for another or enter into any transaction having a similar economic effect except for obtaining advances from shareholders to fund working capital needs;

•	adopt or amend any benefit plans or stock option plans, enter into any employment contract or collective bargaining agreement, or increase the salaries, wage rate or fringe benefits of any director, employee or consultant other than that in the ordinary course of business, consistent with past practice;

•	make any capital expenditures in excess of $10,000;

•	materially modify, amend or terminate any contract or waive, release or assign material rights or claims thereunder;

•	enter into a contract to acquire or license intellectual property rights other than software generally available to the public at a price per copy license fee of less than $500;

•	revalue any assets or make any significant change in the accounting methods, principles or practices, except as may be appropriate to conform to changes in statutory accounting rules or generally accepted accounting principles in the United States;

•	intentionally act to adversely impact the merger; or

•	authorize, commit or agree to take any of the foregoing actions.

Meeting of Shareholders

The merger agreement provides that as soon as practicable after the date of the agreement, we:

•	will hold a shareholders’ meeting for the purpose of voting to approve and adopt the merger;

•	will use commercially reasonable efforts to solicit proxies from shareholders and take those actions required by the OSE or Georgia law to obtain such approvals;

•	will ensure that proxies are solicited in compliance with all applicable laws; and

•	may adjourn or postpone the shareholders meeting if it is necessary to extend or amend the proxy statement.

Additionally, the merger agreement requires that our board of directors recommend that the shareholders vote in favor of the merger and adopt the agreement and that the proxy statement reflect the recommendation. Our board may withdraw, amend or modify its unanimous recommendation if:

•	an unsolicited, bona fide written offer made by a third party to consummate a merger or acquisition (“superior offer”) is presented to us;

•	we provide Interwoven with written notice of the offer;

•	Interwoven has not, within five (5) business days of the superior offer, made another offer;

•	our board of directors determines in good faith, after consulting outside counsel, that the subsequent offer is superior; and

•	we complied with additional restrictions set forth in Sections 5.2 and 5.3 of the merger agreement.

The merger agreement contains restrictions on soliciting other offers and other restrictions on negotiations and accepting an alternative transaction as further described below.

Our board of directors may disclose to our shareholders a position contemplated by Rules 14d-9 and 14e-2(a), provided that it will not recommend a tender of shares unless our board determines in good faith that the subsequent offer is a superior offer.

Agreement Not to Solicit Other Offers

The merger agreement provides that from the date of the merger agreement until the effective time, we will not:

•	solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any acquisition proposal (as defined in the merger agreement);

•	participate in any inquiries or proposals that constitute, or may reasonably be expected to lead to an other acquisition proposal;

•	discuss any acquisition proposal, except as to notify any person making an acquisition proposal of the existence of these provisions;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into a letter of intent or another contract relating to any acquisition proposal,

except with any person or group that has submitted an unsolicited, written bona fide acquisition proposal that our board concludes is a superior offer.

In addition, we shall, as soon as practicable, advise Interwoven orally and in writing of any inquiry or request for non-public information that we reasonably believe will lead to an acquisition proposal.

Access to Information and Confidentiality

The merger agreement provides that we and Interwoven will continue to be bound by the confidentiality agreement that we previously executed. Further, this merger agreement provides that we and Interwoven will afford each other reasonable access to properties, books, records and personnel in order to obtain all information concerning the business, properties, results of operations and personnel as the other party may reasonably request.

Public Disclosure

We and Interwoven have agreed to consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by the merger agreement, except as we may determine is required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or trading system or as either party may determine is required by court order.

Employee Benefits

We will terminate any and all group severance, separation, retention and salary continuation plans, programs or arrangement effective at the effective time. As soon as practicable after the execution of the merger agreement, we will confer and work with Interwoven to agree upon mutually acceptable employee benefit and compensation arrangements for our employees after the merger. Employees will be granted credit for all service with us under the employee benefit plan. For employees eligible to participate in Interwoven’s medical, dental or health plan, Interwoven will use commercially reasonable efforts to cause the plan to waive preexisting condition exclusions and waiting period limitations and credit any deductible or out of pocket expenses incurred by the employees and their beneficiaries under the plan during the time before such participation.

Conditions Precedent

Conditions to the Obligations of Each Party

Our obligation and the obligation of Interwoven to effect the merger are subject to the satisfaction at or prior to the closing date of the following conditions:

•	the merger agreement shall have been approved and adopted, and the merger approved by the requisite vote of our shareholders under applicable law and company organization documents;

•	absence of a stop order or similar proceeding of the proxy statement initiated or threatened in writing by the SEC; and

•	no governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which makes the merger illegal or prohibits its consummation.

Additional Conditions to Our Obligations

Our obligation to effect the merger is also subject to the satisfaction or our written waiver of the following conditions:

•	Interwoven’s and merger sub’s representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct, except where the failure to be true and correct would not be material on Interwoven, in each case as of the date of the merger agreement and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and we received a certificate with respect to the foregoing signed by Interwoven’s Chief Executive Officer or Chief Financial Officer;

•	the covenants and obligations that Interwoven is required to perform or to comply with pursuant to the merger agreement at or prior to the closing must have been duly performed or complied with (as applicable) in all material respects;

•	no material adverse effect with respect to Interwoven shall have occurred since the execution of the merger agreement;

•	we shall have received a payoff letter executed by Interwoven and Nordea Bank Norge ASA providing for repayment in full of all of our outstanding debt; and

•	the subscription agreement and registration rights agreement for the purchase of Interwoven common stock by certain of our insiders shall be in force.

Additional Conditions to Interwoven and the Merger Sub’s Obligations

Interwoven and the merger sub’s obligations to effect the merger is also subject to the following conditions, unless waived in writing by Interwoven:

•	our representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct, except where the failure to be true and correct would not have a material adverse effect on us, in each case as of the date of the merger agreement and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and Interwoven shall receive a certificate with respect to the foregoing signed on behalf of us by our Chief Executive Officer or Chief Financial Officer;

•	the covenants and obligations that we are required to perform or to comply with pursuant to the merger agreement at or prior to the closing must have been duly performed or complied with (as applicable) in all material respects;

•	no material adverse effect with respect to us shall have occurred since the executive of the merger agreement;

•	each of the following documents shall have been delivered to Interwoven: (i) a certificate of merger duly executed by one of our officers, (ii) a certificate executed by one of our executive officers to the effect that certain of the conditions precedent to Interwoven’s obligation to close have been satisfied in all material respects, (iii) the written legal opinion of our legal counsel, dated on the day of the closing, (iv) a duly and validly executed copy of all agreements, instruments, certificates and other documents necessary to evidence the release of all encumbrances, (v) a written resignation from each of our officers and directors, effective as of the effective time, (vi) received from certain key employees executed counterparts to the employment and non-competition agreements, (vii) a good standing certificate from the Secretary of State of the State of Georgia certifying that we are in good standing, dated no more than five business days before the closing, (viii) evidence from us that we terminated our 401(k) plan pursuant to a resolution of our board of directors, effective as of the effective time, and (xi) delivery of the closing date balance sheet pursuant to Section 1.1(a) of the subscription agreement;

•	there must be no pending or threatened action by a government authority to: (i) regulate or interfere with Interwoven’s ownership of its subsidiaries, (ii) limit Interwoven’s right of ownership of our common stock, or (iii) require divestiture by Interwoven of such assets;

•	the subscription agreement and the registration rights agreement shall be in full force and effect;

•	key employees and at least 75% percent of our remaining employees that Interwoven offers to employ must have: (i) entered into “at-will” employment arrangements with Interwoven pursuant to the offer letter, (ii) agreed to be employees of Interwoven after the closing, (iii) be our employees before the closing, and (iv) executed a release of Interwoven, the merger sub and us for all liabilities before the closing; and

•	approval of the merger agreement and the merger by the shareholders holding at least eight-five percent (85%) of the outstanding shares of our common stock.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger:

•	by mutual written consent of Interwoven and us;

•	by either Interwoven or us if the closing has not occurred by August 30, 2003 (unless the failure to close is the result of a terminating party’s failure to act), a governmental authority has prohibited the merger, or the approval and adoption of the merger agreement and approval of the merger by the shareholders was not obtained due to a failure to obtain the required vote at our shareholders meeting (but this right to terminate is not available to us when the failure to obtain the shareholder approval was caused by our failure to act or our action constitutes a material breach of the merger agreement, or we breached the voting agreement);

•	by Interwoven if a triggering event occurred; a “triggering event” in the merger agreement is deemed to have occurred if: (i) our board of directors has withdrawn, amended, or modified its recommendation in favor of the adoption and approval of the merger agreement and approval of the merger, (ii) our board of directors fails to reaffirm its unanimous recommendation in favor of the merger within ten (10) days after Interwoven requests in writing that the recommendation be reaffirmed; (iii) our board of directors approved or publicly recommended any acquisition proposal; (iv) we entered into a letter of intent or a contract accepting an acquisition proposal; (v) we materially breached any provision of Sections 5.2 or 5.3 of the merger agreement; or (vi) a tender or exchange offer relating to our securities was commenced by a person not affiliated with Interwoven and within ten (10) days, we did not send our security holders a statement disclosing our recommendation to reject the tender or exchange offer, pursuant to the Securities Act;

•	by us if any of the conditions precedent to our obligation to close have not been satisfied as of the closing date or if satisfaction of a condition precedent is or becomes impossible and incurable; and

•	by Interwoven if any of the conditions precedent to our obligation to close has not been satisfied as of the closing date or if satisfaction of a condition precedent is or becomes impossible and incurable.

Any proper termination of the merger agreement will be effective immediately upon delivery of written notice of the terminating party to the other parties.

Termination Fee

If we or Interwoven terminate the merger agreement, we will pay Interwoven a fee equal to $1.0 million in the form of a credit against fees payable by Interwoven to us, subject to conditions if a triggering event has not occurred.

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement will be paid by the party incurring those expenses.

Amendments

The merger agreement may be amended by the parties by their respective boards of directors at any time prior to the effective time of the merger; provided, however, that after the approval by our shareholders, no amendment may be made, which by law or the rules of the OSE requires further approval by the shareholders without the requisite shareholder approval. The merger agreement may only be amended by written instrument signed by each of the parties.

Extension/Waivers

At any time prior to the effective time of the merger, a party may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	subject to certain limited exceptions, waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

To be effective, any waiver must be in writing and signed by each of the parties. Delay in exercising any right under the merger agreement will not constitute a waiver of such right.

Non-Survival of Representations and Warranties

The representations and warranties by us, Interwoven and the merger sub will terminate at the effective time. Only those covenants specifically stated to survive the effective time will survive.

Governing Law

The merger agreement is governed by and construed in accordance with the law of the State of Delaware, regardless of laws that may govern under applicable principles of conflicts of law.

Accounting Treatment of Merger

In July 2001, the Financial Accounting Standards Board, or FASB, issued Statements No. 141, “Business Combinations,” or Statement 141, and No. 142, “Goodwill and Other Intangible Assets,” or Statement 142.

Statement 141 established standards for accounting and reporting for business combinations initiated after June 30, 2001. Use of pooling-of-interests method is prohibited.

Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB issued Statement of Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

OTHER TRANSACTIONS

As an inducement to and condition of Interwoven entering into the merger agreement, Interwoven required the principal shareholders to enter into a subscription agreement and a registration rights agreement as described below. The shareholders who entered into the subscription agreement and registration rights agreement with Interwoven are Venturos AS, Glastad Holding, Ltd. and Gezina AS. The principal shareholders collectively own approximately eighty-six percent (86%) of our outstanding common stock. They have also advanced $3,150,000 to us and may continue to advance funds until the closing of the merger (the “principal shareholder debt”).

The Subscription Agreement

The subscription agreement requires the principal shareholders to utilize the cash that they receive from the exchange of their shares of our common stock in the merger to purchase shares of Interwoven’s common stock, par value $0.001 per share. The subscription agreement also provides for an amendment to terms of the principal shareholder debt. Upon closing of the merger, the amount required to be repaid to the principal shareholders pursuant to their principal shareholder debt will be reduced by the sum of (i) the working capital adjustment, (as defined in the subscription agreement), and (ii) the amount by which $500,000 exceeds the amounts collected under the Elliott & Associates account receivable. Up to $1,075,000 of the balance of the principal shareholder debt will be paid in Interwoven common stock. The remaining portion of the principal shareholder debt will be repaid in cash or cancelled. As security for the accuracy of the working capital adjustment (and therefore the accuracy of the amount of cash to be received by the principal shareholders), the principal shareholders have agreed to place in escrow with Interwoven’s Secretary $300,000 of the amount that they would otherwise receive in cash. After closing the merger, a final working capital adjustment will be agreed to by Interwoven and the principal shareholders and the portion of the escrowed funds determined to be due will be paid to the principal shareholders in cash.

The shares of Interwoven common stock to be purchased by the principal shareholders with the cash received in exchange for their shares of our common stock in the merger will be purchased at a price of $1.807 per share. The same per share price of Interwoven common stock will be used in the calculation the number of shares of Interwoven common stock to be paid to the principal shareholders for the portion of the principal shareholder debt to be repaid in the form of Interwoven common stock. The closing price for a share of Interwoven common stock on May 30, 2003 was $2.19.

The Registration Rights Agreement

As an inducement for the principal shareholders to enter into the subscription agreement, Interwoven has agreed to grant registration rights to the principal shareholders pursuant to the registration rights agreement. In the registration rights agreement Interwoven has agreed to file with the SEC a registration statement on Form S-3 to allow the principal shareholders to sell their shares of Interwoven common stock on a continuous basis, subject to certain rights of Interwoven to delay the filing or suspend the use of the registration statement under certain circumstances.

The registration rights agreement contains a restriction on resale from the closing date and continuing and including the date that is ninety (90) days after the closing date. The restriction on resale lapses thirty-three percent (33%) on the 30th day after closing, an additional thirty-three percent (33%) on the 60th day after closing, and the remaining thirty-four percent (34%) on the 90th day after closing.

Interwoven will bear all expenses (excluding brokers’ discounts and commissions) incurred in connection with the registration effected pursuant to the registration rights agreement.

Our board of directors recommends that you vote “FOR” the proposal to adopt and approve the merger agreement and approve the merger.

PROPOSAL 2 — DELISTING OF COMMON STOCK

On June 2, 2003, we filed an application with the Oslo Stock Exchange that provides for the delisting of our common stock from the OSE. Pursuant to regulations of the OSE, a majority of all the votes entitled to be cast at the special meeting is required to approve the delisting application. If we receive the votes necessary to approve the delisting application, the delisting of our common stock with the OSE will become effective upon the closing of the merger, at which time we will also deregister our common stock under the Securities Exchange Act of 1934.

Our board of directors recommends that you vote “FOR” the approval of our delisting application with the OSE.

OTHER MATTERS

The board of directors does not know of any matters which may come before the company’s shareholders at the special meeting other than those mentioned in the notice of special meeting of shareholders and referred to in this proxy statement. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

David P. Moran
President and Chief Executive Officer
June 16, 2003

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INTERWOVEN, INC.,

MARYLAND ACQUISITION CORP.

AND

MEDIABIN, INC.

May 30, 2003

i

(continued)

(continued)

INDEX OF EXHIBITS

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Subscription Agreement for Interwoven Common Stock

Exhibit C	Form of Registration Rights Agreement

Exhibit D	Form of Employment Agreement and Non-Competition Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 30, 2003, among Interwoven, Inc., a Delaware corporation (“Parent”), Maryland Acquisition Corp., a Georgia corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and MediaBin, Inc., a Georgia corporation (“Company”).

RECITALS

A.    The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement, and declared advisable the merger of Merger Sub with and into Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporations Code of the State of Georgia (“Georgia Law”).

B.    Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of Company are entering into a Voting Agreement with Parent in the form of Exhibit A (the “Voting Agreement”).

C.    Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of Company (Venturos AS, Glastad Holdings, Ltd. and Gezina AS, the “Principal Shareholders”) are entering into a Subscription Agreement with Parent in the form of Exhibit B (the “Subscription Agreement”) pursuant to which the Principal Shareholders have agreed with Parent to use the proceeds received by them in the Merger and certain other funds from the repayment of shareholder advances by the Company to purchase shares of Parent Common Stock, par value $0.001 per share (“Parent Common Stock”) and pursuant to which the Principal Shareholders have agreed to amend the terms of the repayment of the shareholder advances, each of which shall be effective at the Effective Time.

D.    Concurrently with the execution of this Agreement, the Principal Shareholders are entering into a Registration Rights Agreement with Parent in the form of Exhibit C (the “Registration Rights Agreement”) pursuant to which Parent has agreed to register the shares of Parent Common Stock issued to the Principal Shareholders pursuant to the Subscription Agreement and pursuant to which the Principal Shareholders have agreed to a contractual lock-up regarding their sale of such shares.

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger.    Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Georgia Law, at the Effective Time, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease, and

Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2    Effective Time; Closing.    Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Georgia in accordance with the relevant provisions of Georgia Law (the “Certificate of Merger”) (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable following satisfaction or waiver of the conditions set forth in Article VI. The closing of the Merger (the “Closing”) shall take place at the offices of Fenwick & West LLP, located at 275 Battery Street, San Francisco, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Georgia Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4    Articles of Incorporation; Bylaws.

        (a)    At the Effective Time, the Articles of Incorporation of Company shall be amended and restated in its entirety to be identical to the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time except that, Article I of the Articles of Incorporation of the Surviving Corporation shall read as follows: The name of the corporation is “MediaBin, Inc.”

        (b)    At the Effective Time, the Bylaws of Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time.

1.5    Directors and Officers.    The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

1.6    Effect on Capital Stock.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or holders of any shares of capital stock of the Company, the following shall occur:

        (a)    Company Common Stock.    Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (the “Shares”), other than shares of Company Common Stock to be canceled pursuant to Section 1.6(c) and, other than as provided in Section 1.8 with respect to Shares as to which dissenters’ rights have been perfected, will be canceled and extinguished and automatically converted into the right to receive the Per Share Consideration in cash (the “Merger Consideration”) in the manner provided in Section 1.7. “Per Share Consideration” means the quotient of (i) $5.0 million plus the total exercise price of all In-the-Money Options (as converted into Norwegian Kroner utilizing the exchange rate that Parent may convert US Dollars into Norwegian Kroner on business day immediately prior to the Closing Date), divided by (ii) the total number of outstanding shares of Company Common Stock at the Closing plus the sum of the total number shares of Company Common Stock issuable upon exercise of all In-the-Money Options.

        (b)    Repurchase Rights.    If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then, at Parent’s option and in Parent’s sole discretion, the Merger Consideration in respect of such shares shall either be (i) paid to the holder thereof, in the manner provided in Section 1.7, without restriction or (ii) paid to the holder thereof over time upon satisfaction of the vesting requirements associated with the applicable restructured stock schedule.

        (c)    Cancellation of Company-Owned and Parent-Owned Stock.    Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (d)    Capital Stock of Merger Sub.    Each share of common stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of common stock of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

        (e    Stock Options.    At the Effective Time, all options to purchase Company Common Stock (the “Company Options”) then outstanding under Company’s 1994 Amended and Restated Stock Option Plan (the “1994 Option Plan”) and 2001 Stock Option Plan (the “2001 Option Plan”, together with the 1994 Option Plan, the “Option Plans”) shall be assumed by Parent. Each Company Option so assumed shall continue to have, and be subject to, the same terms and conditions (including vesting terms) as in effect immediately prior to the Effective Time, except that (A) such assumed Company Option will be exercisable for the number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of Parent Common Stock, and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such assumed Company Option was exercisable immediately prior to the Closing Date by the

Exchange Ratio, rounded to the nearest whole cent; provided, however, that in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code. The “Exchange Ratio” shall be the number obtained by dividing (A) the Per Share Consideration, by (B) $1.807.

        (f)    Warrants.    At the Effective Time, each outstanding warrant to purchase Company Common Stock (a “Company Warrant”), whether or not exercisable, will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Warrant immediately prior to the Effective Time, except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. The Company will require that with respect to any Company Warrant that may be terminated by the Company, that such Company Warrant be terminated or exercised prior to the Effective Time.

        (g)    Adjustments to Exchange Ratio.    The Per Share Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

1.7    Payment for Shares.

        (a)    Paying Agent.    Parent shall select an institution reasonably acceptable to Company to act as the paying agent (the “Paying Agent”) in the Merger who is anticipated to be Den norske Bank ASA.

        (b)    Parent to Provide Merger Consideration.    At or before the Effective Time, Parent shall enter into an agreement with the Paying Agent, reasonably satisfactory to the Company, which shall provide that Parent shall make available to the Paying Agent for payment in accordance with this Article I, and Parent shall deposit or cause to be deposited with the Paying Agent the cash payable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Merger Fund.”

        (c)    Exchange Procedures.    Other than with respect to Shares to which a shareholder of Company has exercised dissenters’ rights and Shares held by Venturos AS, Glastad Holding, Ltd. and Gezina AS, Parent shall cause the Paying Agent to make payment for the Shares or if no bank account is registered for certain Shares, make payment directly from Parent by check or wire transfer.

        (d)    No Transfer of Ownership.    The Merger Consideration is to be paid to the person in whose name the Shares are registered.

        (e)    Required Withholding.    Each of the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

        (f)    No Liability.    Notwithstanding anything to the contrary in this Section 1.6(g), neither the Paying Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (g)    Investment of Merger Fund.    The Paying Agent shall invest the Merger Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable or the timing of payments to Company shareholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Merger Fund, and any amounts in excess of the amounts payable to Company shareholders pursuant to this Article I shall promptly be paid to Parent.

        (h)    Termination of Merger Fund.    Any portion of the Merger Fund which remains undistributed to the holders of Certificates six months after the Effective Time shall, at the request on the instruction of the Surviving Corporation, be delivered to the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to the Surviving Corporation look only to the Surviving Corporation for payment of the Merger Consideration pursuant to Section 1.6(a). Any such portion of the Merger Fund remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.4) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

1.8     Dissenting Shares.    Notwithstanding Section 1.6, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered written notice to demand payment for such Shares in accordance with the Georgia Law (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to dissent or it is determined that such holder does not have dissenters’ rights in accordance with Georgia Law. If after the Effective Time such holder fails to perfect or withdraws or loses its right to dissent, or if it is determined that such holder does not have a dissenters’ right, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive in exchange for each Share the Merger Consideration. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for dissenters’ right of Shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable law. The Company shall not, except with prior written consent of Parent and Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

1.9    No Further Ownership Rights in Company Common Stock.    All cash paid upon the surrender for payment of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10    Reserved.

1.11    Alternative Transaction Structure.    The parties agree that Parent may change the method of effecting the business combination with Company, including by merging Company with an affiliate of Parent, and Company shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment does not adversely affect the rights and obligations of Company or its shareholders); provided, however that such affiliate shall become a party to, and agree to be bound by, the terms of this Agreement and that any action taken pursuant to this Section 1.11 shall not (i) alter or change the kind or amount of consideration to be issued to the holders of Company Common Stock as provided for in this Agreement, (ii) materially delay the receipt of any required regulatory approval, or (iii) otherwise cause the closing conditions in Article VI to not be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof).

1.12    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

As of the date of this Agreement and as of the Closing Date, Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing and referencing a specific representation in the disclosure letter delivered by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the “Company Disclosure Letter”), as follows:

2.1    Organization; Subsidiaries.

        (a)    Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3) on Company.

        (b)    Other than the corporations identified in Part 2.1 of the Company Disclosure Letter, neither Company nor any of the other corporations identified in Part 2.1 of the Company Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part 2.1 of the Company Disclosure Letter, except for passive investments in equity interests of public companies as part of the cash management program of Company. Company has not agreed nor is obligated to make, nor is bound by any Contract (as defined in Section 8.3), in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity. Company has not at any time, been a general partner of any general partnership, limited partnership or other entity. Part 2.1 of the Company Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Company’s direct or indirect equity interest therein.

        (c)    Company has delivered or made available to Parent a true and correct copy of the Articles of Incorporation and Bylaws of Company as amended to date (collectively, the “Company Charter Documents”), and each such instrument is in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents. Company has delivered or made available to Parent all proposed or considered amendments to the Company Charter Documents.

        (d)    Company currently has no subsidiaries and Company has no liability as a result of its prior ownership of any corporation, partnership, joint venture arrangement or other entity that was previously a subsidiary of Company.

2.2    Company Capitalization.

        (a)    The authorized capital stock of Company consists solely of 40,000,000 shares of Company Common Stock, of which there were 8,890,695 shares issued and outstanding as May 29, 2003. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Company or any Contract to which Company is a party or by which it is bound. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by Company.

        (b)    As of the date hereof, (i) 355,770 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company 1994 Option Plan, and (ii) 1,625,620 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company 2001 Option Plan. Part 2.2(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) whether such Company Option is an In-the-Money Option, (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted or assumed; (vi) the vesting schedule of such Company Option, and the extent to which such Company Option is vested as of the date of this Agreement; (vii) the date on which such Company Option expires; and (viii) whether the exercisability or vesting of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Company has made available to Parent an accurate and complete copy of the Company Option Plans and the form of all stock option agreements evidencing Company Options. There are no options outstanding to purchase shares of Company Common Stock other than pursuant to the Company Option Plans. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Other than as set forth on Part 2.2(b) of the Company Disclosure Letter, there are no Contracts of any character to which Company is bound obligating Company to accelerate the vesting of any Company Option as a result of the Merger. There are no outstanding or authorized stock appreciation, profit participation, “phantom stock,” or other similar plans or Contracts with respect to Company.

        (c)    All outstanding shares of Company Common Stock and all outstanding Company Options have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, judgment, injunction, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or the Oslo Børs (“OSE”).

        (d)    No stock certificate has been issued to any shareholder of Company.

2.3    Obligations With Respect to Capital Stock.    Except as set forth in Part 2.3 of the Company Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Company owns free and clear of all claims and Encumbrances (as defined in Section 8.3), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 2.2 or Part 2.3 of the Company Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights) or other Contracts of any character to which Company is a party or by which it is bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or obligating Company to grant, extend, accelerate the vesting of, extend the exercise period of, or enter into any such subscription, option, warrant, equity security, call, right or other Contract. Company has no authorized, issued, or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders have the right to vote. Except for the Voting Agreement, there are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Company is a party or by which it is bound with respect to any equity security of any class of Company.

2.4    Authority; Non-Contravention.

        (a)    Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company’s shareholders (the “Company Shareholder Approvals”) and the filing of the Certificate of Merger pursuant to Georgia Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is sufficient for Company’s shareholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. The remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

        (b)    The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the Company Shareholder Approvals and compliance with the requirements set forth in Section 2.4(c), and satisfaction of the rights of dissenting shareholders, conflict with or violate any Legal Requirement applicable to Company or by which Company or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Company pursuant to, any Contract to which Company is a party or by which Company or any of its assets are bound or affected. Part 2.4(b) of the Company Disclosure Letter list all consents, waivers and approvals under any of Company’s Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to, or adversely effect the operations or condition of, Company, Parent or the Surviving Corporation as a result of the Merger (“Necessary Consents”).

        (c)    No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic (“Governmental Entity”) or other person, is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) the filing of the Proxy Statement (as defined in Section 2.18) with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of an application for delisting with OSE, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Company, Parent or the Surviving Corporation or adversely effect the ability of the parties hereto to consummate the Merger within the time frame the Merger would otherwise be consummated in the absence of such requirement.

2.5    SEC Filings; OSE Filings; Company Financial Statements.

        (a)    Company has filed all forms, reports and documents required to be filed by Company with the SEC since the date that it was required to do so pursuant to the Exchange Act and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports then in effect at the time of such filing, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report.

        (b)    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto then in effect at the time of such filing, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Company as at the respective dates thereof and the consolidated results of Company’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Company contained in Company SEC Reports as of March 31, 2003 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, Company has no liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement. The Closing Date Balance Sheet delivered three business days prior to the Closing Date in accordance with Section 1.1(a) of the Subscription Agreement, (i) shall prepare in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis with the Company Balance Sheet and (ii) shall fairly present the consolidated financial position of Company as of such date prepared on a consistent basis with the Company Balance Sheet, except that it may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

        (c)    Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

        (d)    Company has filed all forms, reports and documents required to be filed by Company with the OSE since the date that it was required to do so pursuant to the Listing Agreement with the OSE and has made available to Parent such forms, reports and documents in the form filed with the OSE. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the “Company OSE Reports.” As of their respective dates, the Company OSE Reports (i) were prepared in accordance with the requirements of the rules and regulations of the OSE applicable to such Company OSE Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company OSE Report. Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the OSE but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the OSE pursuant to the rules and regulations of the OSE or the Company’s listing agreement.

2.6    Absence of Certain Changes or Events.    Other than set forth on Section 2.6 of the Company Disclosure Letter, since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect with respect to Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company’s capital stock, or any purchase, redemption or other acquisition by Company of any of Company’s capital stock or any other securities of Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company’s capital stock, (iv) any granting by Company of any increase in compensation or fringe benefits to any of their directors or employees, or any payment by Company of any bonus to any of their directors or employees, or any making of any loan or providing any advance to their directors or employees, or any granting by Company of any increase in severance or termination pay or any entry by Company into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification Contract or any Contract the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) any material change or alteration in the policy of Company relating to the granting of stock options or other equity compensation to its directors, employees and consultants, (vi) entry by Company into, or material modification, amendment or cancellation of, any licensing or other agreement with regard to the use, acquisition or licensing of any material Intellectual Property Rights (as defined in Section 2.9) other than licenses, assignment agreements, or other similar Contracts entered into in the ordinary course of business consistent with past practice, (vii) entry by Company into, or material modification, amendment or cancellation of, any material Contract, (viii) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (ix) any material revaluation by Company of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business, in any such case that have resulted or could result in (1) a material breach of any Contract with a customer or other third party, or (2) the payment of any penalties or the issuance of any credits by Company which, in the aggregate, exceed $50,000.

2.7    Taxes.

        (a)    Company has timely filed all material federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by or on behalf of Company with any Tax authority, such Returns are true, correct and complete in all material respects, and Company has paid all Taxes shown to be due on such Returns.

        (b)    Company has withheld all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act (“FICA”), Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to Company.

        (c)    Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company, nor has Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

        (d)    No audit or other examination of any Return of Company by any Tax authority is presently in progress, nor has Company been notified of any request for such an audit or other examination.

        (e)    No adjustment relating to any Returns filed by Company has been proposed formally or informally by any Tax authority to Company or any representative thereof.

        (f)    Company has no liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company in the ordinary course.

        (g)    Except as set forth in Part 2.7(g) of the Company Disclosure Letter, there is no agreement, plan or arrangement to which Company is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Company that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no Contract to which Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

        (h)    Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

        (i)    Company is not party to nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

        (j)    Except as may be required as a result of the Merger, Company has not been and will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

        (k)    None of Company’s assets are tax exempt use property within the meaning of Section 168(h) of the Code.

        (l)    Company has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Company distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

        (m)    Company has not incurred, has any liability, or has assumed any liability on behalf of a customer, for or in respect of any fees, Taxes, assessments or forfeitures due to or imposed by any Communications Regulatory Agency in connection with the provision of any product or service by Company.

For the purposes of this Agreement, “Tax” or “Taxes” refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

2.8    Title and Operation of Properties.

        (a)    Part 2.8 of the Company Disclosure Letter lists all real property owned by Company and all real property leases to which Company is a party and each amendment thereto that is in effect as of the date of this Agreement that have a book value in excess of $50,000 or provide for annual payments in excess of $50,000, respectively. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against Company.

        (b)    Company (i) has good and marketable title to all the property and assets reflected in the latest balance sheet included in the Company Financials as being owned by Company or acquired after the date thereof which are material to Company (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of any Encumbrances, except as reflected in the Company Financials and except for Encumbrances for Taxes not yet due and payable and such Encumbrances which are not material in character, amount or extent, and (ii) is lessee of all leasehold estates reflected in the latest financial statements including in such Company Financials or acquired after the date thereof which are material to Company (except for leases that are not material and have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by lessee or, to Company’s knowledge, the lessor.

2.9    Intellectual Property.    For the purposes of this Agreement, the following terms have the following definitions:

        “Company IP Assets” means, collectively, (i) the Company IP Rights; (ii) all embodiments of any Company IP Rights, in whatever form, format or media; (iii) all applications, registrations, filings and other formal governmental actions made or submitted by the Company pursuant to applicable laws to secure, perfect, maintain or protect its interest in any Company IP Right; and (iv) all information of a technical nature, documentation, manuals, memoranda, records, customer lists, supplier lists, proprietary processes, formulae, software Source Code and object code, software libraries, data bases, software utilities, programming and knowledge base structures, optimization, organization and compilation techniques, programmers’ notes, flowcharts, diagrams, algorithms, screen displays, graphical interfaces, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings, applications, methodologies, techniques, ideas, solutions, processes, concepts, or procedures, owned by the Company or used in or necessary to the conduct of the Company’s business.

        “Company IP Rights” means all Intellectual Property Rights used in or necessary to the conduct of the Company’s business.

        “Company IP Rights Agreement” means any contract governing any Company IP Right.

        “Intellectual Property Rights” means, collectively, all of the following intangible legal rights in any and all jurisdictions throughout the world, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) issued patents, pending patent applications, patent disclosures, and patent rights, including any and all continuations, continuations-in-part, divisionals, provisionals, reissues, reexaminations, utility, model and design patents or any extensions thereof, inventions, invention disclosures, discoveries and improvements, whether patentable or not; (ii) works of authorship and rights associated with works of authorship, including copyrights, copyright applications and copyright registrations; (iii) Moral Rights; (iv) rights in trademarks, trademark registrations, and applications therefor, trade names, service marks, service names, logos, or trade dress (collectively, “Marks”), and any goodwill symbolized by such Marks; (v) rights relating to trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), confidential business, technical and know-how information; (vi) Internet domain names, World Wide Web URLs or addresses, any goodwill associated therewith and any other rights relating thereto granted by any governmental or quasi-governmental authority, including Internet domain name registrars; (vii) claims, causes of action, defenses, and rights to sue for past infringement relating to the enforcement of any of the foregoing; (viii) any goodwill symbolized by or associated with any of the foregoing; and (ix) all other intellectual or proprietary rights in any and all jurisdiction throughout the world.

        “Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

        (a)    The Company (i) owns or (ii) has the valid right or license to all Company IP Assets. Such Company IP Assets are sufficient for the conduct of the business of the Company as currently conducted, and the consummation of the Merger and the other transactions contemplated by this Agreement and any ancillary agreements and will not result in any termination or other material restriction being imposed on any such Company IP Assets. “Company-Owned IP Assets” means Company IP Assets which are owned by Company, and “Company-Licensed IP Assets” means Company IP Assets which are not Company-Owned IP Assets.

        (b)    Neither the execution, delivery and performance of this Agreement or any ancillary agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement will: (i) constitute a material breach of or default under any Company IP Rights Agreement; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Company IP Right or Company IP Rights Agreement; or (iii) materially alter or impair the right of the Company or the Surviving Corporation to use, possess, sell or license any Company IP Asset or portion thereof. Except as otherwise set for on part 2.9(b) of the Company Disclosure Letter, there are no royalties, honoraria, fees or other payments payable by the Company to any person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising, distribution or disposition of any Company-Owned IP Asset by the Company and none will become payable as a result of the consummation of the transactions contemplated by this Agreement.

        (c)    Neither the use, development, manufacture, marketing, license, sale, furnishing or transfer of any Company Owned IP Asset (including any Intellectual Property Right related thereto), and to the knowledge of Company any Company-Licensed IP Assets (including any Intellectual Property Right related thereto), currently licensed, utilized, sold, provided, or furnished by the Company or currently under development by the Company violates any contract between the Company and any other person or infringes or misappropriates any Intellectual Property Right of any other person. There is no pending, or to the Company’s knowledge threatened, claim or litigation contesting the validity, ownership or right of the Company to exercise any Company IP Right nor, to the Company’s knowledge, is there any legitimate basis for any such claim. The Company has not received any written notice asserting that any Company IP Asset or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other person nor, to the Company’s knowledge, is there any legitimate basis for any such assertion. The Company has not received any correspondence from any third party, notifying the Company of or offering the Company a license under such third party’s Intellectual Property Rights.

        (d)    To the Company’s knowledge, no current or former employee, consultant or independent contractor of the Company: (i) is in material violation of any term or covenant of any contract relating to employment, patent disclosure, invention assignment, non-disclosure or non-competition or any other contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is currently being used by the Company as a Company IP Asset and that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any person (other than the Company) any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Company’s knowledge, the employment of any employee of the Company or the use by Company of the services of any consultant or independent contractor does not subject Company to any liability to any other person for soliciting such employee, consultant or independent contractor to work for the Company in violation of contractual or other legal obligations by Company to such other person.

        (e)    The Company has taken all appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the Company’s confidential information and to preserve and maintain all of Company interests and proprietary rights in Company-Owned IP Assets. All current and former officers, employees, consultants and independent contractors of Company having access to the confidential information of the Company, its respective customers or business partners and inventions owned by the Company have executed and delivered to the Company an agreement regarding the protection of such confidential information and the assignment of inventions to the Company (in the case of confidential information of the

Company’s customers and business partners, to the extent required by such customers and business partners), and true, correct and complete copies of all such agreements have been delivered to Parent’s legal counsel. The Company has secured valid written assignments of all rights in or to any Company-Owned IP Assets from all of the Company’s current and former employees, consultants and independent contractors who were involved in, or who contributed to, the creation or development of any such Company-Owned IP Assets. No current or former director, officer, employee, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Assets.

        (f)    Part 2.9(f) of the Company Disclosure Letter contains a true and complete list of (i) all registrations made in any and all jurisdictions throughout the world by or on behalf of the Company of any Company IP Rights, and (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to applicable laws by Company to secure, perfect, protect or maintain its interest in Company IP Rights constituting Company-Owned IP Assets, including all patent applications, copyright applications, and applications for registration of trademarks and service marks. To the knowledge of Company, all registered Company IP Rights constituting Company-Owned IP Assets are valid, enforceable and subsisting.

        (g)    The Company owns all right, title and interest in and to all Company-Owned IP Assets free and clear of all Encumbrances and licenses (other than licenses and rights listed on Part 2.9(g)(i) of the Company Disclosure Letter). The right, license and interest of Company in and to all Company-Licensed IP Assets are free and clear of all Encumbrances and licenses (other than licenses and rights listed on Part 2.9(g)(ii) of the Company Disclosure Letter).

        (h)    Part 2.9(h) of the Company Disclosure Letter contains a true and complete list of (i) all agreements as to which Company is a party and pursuant to which any person is authorized to use any Company IP Asset and a notation indicating whether such agreement is in the form of the Company’s standard end user license without material modification and (ii) all agreements as to which the Company is a party and pursuant to which the Company is authorized to use any Company IP Right owned by any person other than the Company (other than non-exclusive object code licenses of software generally available to the public via retail establishments). The Company’s standard form(s) of end user license is included on Part 2.9(h) of the Company Disclosure Letter.

        (i)    Except as set forth below or as otherwise set forth on Part 2.9(i) of the Company Disclosure Letter, neither the Company nor, to the Company’s knowledge any other person acting on Company’s behalf, has disclosed or delivered to any person, or permitted the disclosure or delivery to any escrow agent or other person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Company or any person acting on their behalf to any person of any Company Source Code. Part 2.9(i) of the Company Disclosure Letter identifies each agreement pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow holder or any other person, any Company Source Code, and describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this

Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. “Source Code” means any human-readable version of a computer software program, in whole or in part, in any preferred form of the work for making modifications, including any warnier diagrams, flow charts, technical notes or comments related thereto. “Company Source Code” means, collectively, any software Source Code, any material portion or aspect of the software Source Code, or any material proprietary information or algorithm contained in or relating to any software Source Code, of any Company IP Asset.

        (j)    To the Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Asset by any person, including any employee or former employee of the Company.

        (k)    No (i) government funding, or (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any person (other than funds received in consideration for the Shares, from financial institutions or from any advance from a shareholder of the Company) was used in the development of the computer software programs, applications or other products owned by the Company. No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company IP Asset, has performed services for the government, any university, college or other educational institution or any research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company. No university, college, other educational institution or research center has any right, title or interest in or to any Company IP Right constituting a Company-Owned IP Asset.

        (l)    No Public Software forms part of the Company IP Asset or was or is used in connection with the development of any Company IP Asset, is incorporated in whole or in part, or has been distributed by Company, in whole or in part, in conjunction with any Company IP Asset. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as “free software” (i.e., “copyleft” software), open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

        (m)    All software developed by the Company and licensed to any third party and all other products manufactured, sold, licensed, leased or delivered by the Company to third parties, and all services provided by the Company to third parties on or prior to the Closing Date, (collectively, the “Company Deliverables” conform in all material respects (to the extent required in contracts with such third parties) to applicable contractual commitments, warranties, product specifications and product documentation and any representations to the extent the foregoing have been provided in writing to such third parties, and the Company does not have any material liability or obligation (and, to the Company’s knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any material liability or obligation) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor set forth on the Company Balance Sheet. The Company has no obligations with respect to any Company Deliverable to deliver any new or additional functionalities, versions, ports or products, or to perform any additional services, except for (i) maintenance and support obligations incurred in the ordinary course of business and consistent with past practices, made available on substantially similar terms to all customers who have obtained substantially similar products or services, and (ii) future consulting service or license obligations incurred in the ordinary course of business with respect to prior consulting engagements, and not resulting from the failure of any Company Deliverables provided by the Company to comply in a material respect with any applicable commitments, specifications or warranties as set forth in the first sentence of this subsection, (iii) obligations with respect to Company Source Code as set forth above, and (iv) obligations which are reflected in reserves on the Company Balance Sheet identified to the future obligation(s) in question. Company has on the Closing Date provided Parent with all of the existing written information in Company’s possession consisting of the following: documentation and notes relating to the testing, operation, features and functionality of any (A) of Company’s software products provided as part of Company Deliverables or used by the Company in the performance of services for third parties, and (B) software currently used by Company in the development, compilation, maintenance and support of the Company Deliverables, and plans and specifications for software products currently under development by the Company.

        (n)    No product of Company exploits US Patent No. 4,941,193 or 5,065,447 referenced in that Settlement Agreement, effective as of July 12, 1994 by and among Dr. Michael F. Barnsley, Dr. Alan D. Sloan, Company, Georgia Institute of Technology and Georgia Tech Research Corporation (the “Georgia Tech Agreement”). No royalties have been paid or are payable by Company under the Georgia Tech Agreement. Company has not received any notice from either Georgia Institute of Technology or Georgia Tech Research Corporation claiming breach of the Georgia Tech Agreement or infringement of US Patent No. 4,941,193 or 5,065,447.

2.10    Compliance with Laws.

        (a)    Company is not in material conflict with, or in default or in violation of any material Legal Requirement applicable to Company or by which Company or any of its properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to Company’s knowledge, has been threatened in a writing delivered to Company against Company nor, to Company’s knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Company. There is no Legal Requirement binding upon Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Company, or any acquisition of material property by Company.

        (b)    Company holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of Company as currently conducted (collectively, the “Company Permits”), and are in material compliance with the terms of the Company Permits.

2.11     Litigation.    Other then as set forth in Section 2.11 of the Company Disclosure Letter, there are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened against, relating to or affecting Company, before any Governmental Entity or any arbitrator that seeks either damages or to restrain or enjoin the consummation of the transactions contemplated by this Agreement. No Governmental Entity has at any time challenged or questioned in a writing delivered to Company or filed in any legal proceeding or otherwise the legal right of Company to conduct its business as currently conducted. As of the date hereof, to the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Company to seek indemnification from Company.

2.12     Employee Benefit Plans.

        (a)    Definitions.    With the exception of the definition of “Affiliate” set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                (i)    “Affiliate” shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                (ii)    “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee;

                (iii)    “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                (iv)    “DOL” shall mean the Department of Labor;

                (v)    “Employee” shall mean any current, former, or retired employee, officer, or director of Company or any Affiliate;

                (vi)    “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Company or any Affiliate and any Employee or consultant;

                (vii)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

                (viii)    “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

                (ix)    “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by Company, whether informally or formally, for the benefit of Employees outside the United States;

                (x)    “IRS” shall mean the Internal Revenue Service;

                (xi)    “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and

                (xii)    “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

        (b)    Schedule.    Part 2.12 of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

        (c)    Documents.    Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; (ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

        (d)    Employee Plan Compliance.    (i)  Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, ERISA and the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and, no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event and liabilities for accrued benefits to the date of termination which have not previously been funded which are reflected on the Closing Date Balance Sheet); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from Company or any Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet. All filings and reports as to each Employee Plan required to have been submitted to the IRS or the DOL have been duly submitted.

        (e)    Pension Plans.    Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

        (f)    Multiemployer Plans.    At no time has Company contributed to or been requested to contribute to any Multiemployer Plan.

        (g)    No Post-Employment Obligations.    No Company Employee Plan or Employment Agreement provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA, the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998 and the FMLA, and the regulations thereunder or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

        (h)    COBRA; FMLA.    The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of Company are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998 and FMLA, and the regulations thereunder, as such requirements affect Company and its Employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under COBRA, with respect to any of the Company’s Employee Plans, covered employees, or qualified beneficiaries.

        (i)    Effect of Transaction.    Except as otherwise set forth in Part 2.12(h) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, extension of the exercise period, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which will or may be made by Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

        (j)    Employment Matters.    Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Company’s knowledge, threatened or reasonably anticipated claims or actions against Company under any worker’s compensation policy or long-term disability policy. To Company’s knowledge, no Employee of Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Company and disclosing to Company or using trade secrets or proprietary information of any other person or entity.

        (k)    Labor.    No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

(l)    International Employee Plan.    Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or are not fully accrued on the Company Balance Sheet. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

2.13    Environmental Matters.

(a)    Hazardous Material.    Except as would not result in liability to the Company in any material respect, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”) are present (whether as the result of actions of the Company, as the result of any actions of any third party or otherwise) in, on or under any property, including the land and the improvements, ground water and surface water thereof that Company has at any time owned, operated, occupied or leased.

(b)    Hazardous Materials Activities.    Except as would not result in a material liability to the Company (in any individual case or the aggregate) (i) Company has not transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) Company has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)    Permits.    Company currently holds all environmental approvals, permits, licenses, clearances and consents (“Environmental Permits”) necessary for the conduct of Company’s Hazardous Material Activities and other businesses of Company as such activities and businesses are currently being conducted.

(d)    Environmental Liabilities.    No material action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Company’s knowledge,

no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company in a writing delivered to Company concerning any Environmental Permit of Company, Hazardous Material or any Hazardous Materials Activity of Company. Company is not aware of any fact or circumstance which could involve Company in any environmental litigation or impose upon Company any environmental liability material to the Company.

2.14    Certain Agreements.    Except as otherwise set forth in Part 2.14 of the Company Disclosure Letter, Company is not a party to or is bound by:

(a)    any employment or consulting Contract with any employee or member of Company’s Board of Directors, other than those that are terminable by Company on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Company’s ability to terminate employees at will, or any consulting Contract;

(b)    any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c)    any Contract of indemnification, any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

(d)    any Contract containing covenants purporting to limit or which effectively limit Company’s freedom to compete in any line of business or in any geographic area or which would so limit Company or Surviving Corporation after the Effective Time or granting any exclusive distribution or other exclusive rights;

(e)    any Contract currently in force relating to the disposition or acquisition by Company after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise;

(f)    any Contract with regard to the acquisition or licensing of any Intellectual Property Rights other than Company’s standard end user licenses, employee invention assignment agreements, or other similar Contracts entered into in the ordinary course of business consistent with past practice;

(g)    any Contract with any affiliate of Company;

(h)    any Contract providing for capital expenditures by Company in excess of $50,000;

(i)    any other Contract currently in effect that is material to Company’s business as presently conducted and proposed to be conducted.

The Contracts required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (i) above or pursuant to Section 2.9 or are required to be filed with any Company SEC Report (“Company Contracts”) are valid and in full force and effect, except to the extent that such invalidity would not be material to Company. Neither Company, nor to Company’s knowledge, any other party thereto, is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Company Contract in such a manner as would be material to Company.

2.15    Customer Contracts.    Part 2.15(a) of the Company Disclosure Letter lists the twenty customers of Company that have contributed the most revenue to Company in the current fiscal year (“Key Customers”). Part 2.15 of the Disclosure Letter also lists every Contract between a Key Customer and Company (“Key Customer Contract”). Each Key Customer Contract is in full force and effect. Neither Company, nor to Company’s knowledge, any other party thereto, is in breach, violation or default under, and Company has not received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Key Customer Contract. Company has not received any written or oral indication or assertion from any Key Customer that there has been any material problem with the service Company provides to such Key Customers or that a Key Customer desires to amend, decrease services pursuant to, terminate, relinquish or not renew any Key Customer Contract.

2.16    Brokers’ and Finders’ Fees.    Other than as disclosed in Part 2.16 of the Company Disclosure Letter, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.17    Insurance.    Company has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of Company. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Company is otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

2.18    Disclosure.    The information supplied by Company for inclusion or incorporation by reference in the proxy statement to be filed with the SEC (the “Proxy Statement”) shall not, on the date the Proxy Statement is mailed to Company’s shareholders, at the time of the meeting of Company’s shareholders (the “Company Shareholders’ Meeting”) to consider the Company Shareholder Approvals, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’

Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in a supplement to the Proxy Statement, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in the Proxy Statement.

2.19    Board Approval.    The Board of Directors of Company has, as of the date of this Agreement, (i) determined that the Merger is fair to, and in the best interests of Company and its shareholders, and has approved this Agreement and (ii) declared the advisability of the Merger and recommends that the shareholders of Company approve and adopt this Agreement and approve the Merger.

2.20    Georgia Business Combination Statute and Rights Agreement.    The requirements contained in Section 14-2-1111 of the Georgia Law applicable to a “business combination” (as defined in such Section 14-2-1110) are not applicable to the execution, delivery or performance of this Agreement or to the consummation of the Merger. To Company’s knowledge, no other anti-takeover, control share acquisition, fair price, moratorium or other similar statute or regulation (each, a “Takeover Statute”) applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby.

2.21    Shareholder Advances.    Part 2.21 of the Company Disclosure Letter lists each shareholder advance outstanding on the date hereof, including the shareholder making the advance, the date of such advance, the principal amount of such advance and the maturity date for each advance.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As of the date of this Agreement and as of the Closing Date, Parent and Merger Sub represent and warrant to Company, subject to the exceptions specifically disclosed in writing referencing a specific representation in the disclosure letter delivered by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the “Parent Disclosure Letter”), as follows:

3.1    Organization of Parent and Merger Sub.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect on Parent and Merger Sub, respectively.

3.2    Authority; Non-Contravention; Necessary Consents.

(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the Georgia Law. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except: (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)    The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, (i) conflict with or violate the Certificate/Articles of Incorporation or Bylaws of Parent or Merger Sub, (ii) subject to compliance with the Necessary Consents, conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien any of the properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets are bound or affected, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, terminations, amendments, accelerations, cancellations or liens that individually or in the aggregate would not have a Material Adverse Effect on Parent or Merger Sub, respectively, and would not adversely affect the ability of Parent and Merger Sub to consummate the Merger.

(c)    No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Parent or materially adversely affect the ability of the Parent or Merger Sub to consummate the Merger.

3.3    Information in Proxy Statement.    None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is mailed to the shareholders of the

Company, at the time of the Company Shareholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in the Proxy Statement. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

3.4    Merger Sub.    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has engaged in no business other than in connection with the transactions contemplated hereby.

3.5    Financing.    Either Parent or Merger Sub has, or will have available to it at the Effective Time, sufficient funds (through existing credit arrangements or otherwise) to deliver the Merger Consideration to all of the holders of Shares.

3.6    Brokers’ and Finders’ Fees.    Except for fees payable to Thomas Weisel Partners by Parent, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.7    Board Approval.    The Board of Directors of Parent has approved this Agreement and the Merger.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1    Conduct of Business by Company.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, Company will promptly notify Parent of any material event involving its business, operations or financial condition.

In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or provided in Part 4.1 of the Company Disclosure Letter,

without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following:

(a)    Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)    Grant any severance or termination pay to any employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan;

(c)    Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company IP Rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

(d)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)    Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(f)    Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of shares of Company Common Stock pursuant to the exercise of Company Options;

(g)    Cause, permit or propose any amendments to its Articles of Incorporation, Bylaws or other charter documents;

(h)    Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company or enter into any joint ventures, strategic relationships or alliances;

(i)    Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company, other than the sale of accounts receivable to the Hamilton Group (Delaware), Inc. under the Sale of Accounts Factoring and Security Agreement made as of February 26, 2003 between the

Company and the Hamilton Group (Delaware), Inc. to fund the working capital needs of Company;

(j)    Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any “keep well” or other Contract to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than obtaining advances from shareholders of the Company to fund the working capital needs of Company;

(k)    Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, make any loan or provide any advance to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

(l)    Make any capital expenditures in excess of $10,000;

(m)    Materially modify, amend or terminate any Company Contract or other material Contract to which Company is a party (including any Key Customer Contracts) or waive, release or assign any material rights or claims thereunder;

(n)    Enter into any Contract with regard to the acquisition or licensing of any Intellectual Property Rights (as defined in Section 2.9) other than non-exclusive object code license of software generally available to the public at a price per copy license fee of less than $500;

(o)    Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

(p)    Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement, including with respect to any Takeover Statute;

(q)    Agree in writing or otherwise commit or negotiate to take any of the actions described in Section 4.1(a) through (p) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1    Proxy Statement and Filings.

(a)    As promptly as practicable after the execution of this Agreement, Company will prepare and file with the SEC the Proxy Statement. Promptly after the date of this Agreement, each of Company and Parent will prepare and file any filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the “Filings”). The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any Filings pursuant to this Section 5.1.

(b)    Parent and Company each shall promptly supply the other with any information that may be required in order to effectuate any Filings or application pursuant to Section 5.1(a). Each of Company and Parent will notify the other promptly (i) upon the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement or any Filing or (ii) upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to, the Merger or the Proxy Statement or any other Filing. Except where prohibited by applicable Legal Requirements, and subject to the mutual confidentiality agreement, dated as of March 6, 2003 (the “Confidentiality Agreement”), (i) Company shall consult with Parent prior to taking a position with respect to any such filing, shall permit Parent to review and discuss in advance, and consider in good faith the views of Parent in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of the Company in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), and (ii) each of Company and Parent shall coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby; provided that with respect to any such filing, presentation or submission, each of Parent and Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information or where such properties or information is subject to the attorney-client privilege (it being understood that the participation and cooperation contemplated herein is not intended to constitute, nor shall be deemed to constitute, any form of direct or indirect waiver of the attorney-client privilege maintained by any party hereto). Each of Company and Parent will cause all documents that it is responsible for filing any other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

5.2	Meeting of Company Shareholders.

(a)    Promptly after the date hereof, Company will take all action necessary in accordance with the Georgia Law and its Articles of Incorporation and Bylaws to convene and hold the Company Shareholders’ Meeting to be held as promptly as practicable, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger. Subject to Section 5.2(c), Company will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the OSE or Georgia Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to Company’s shareholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting. Company shall ensure that the Company Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Shareholders’ Meeting are solicited, in compliance with the Georgia Law, its Articles of Incorporation and Bylaws, the rules of the OSE and all other applicable legal requirements. Company’s obligation to call, give notice of, convene and hold the Company Shareholders’ Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal (as defined in Section 5.3), or Superior Offer (as defined in Section 5.2(c), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to this Agreement or the Merger. Company shall give its shareholders sufficient notice to allow dissenting shareholders to perfect dissenters’ rights pursuant to Section 14-2-1321 of Georgia Law. Company shall (i) promptly submit for approval by its shareholders under Section 280G of the Code and the regulations promulgated thereunder any payments of cash or stock contemplated by this Agreement that may be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, such that all such payments resulting from the transactions contemplated hereby shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code and shall be exempt from such treatment under such Section 280G, or (ii) deliver to Parent evidence satisfactory to Parent that a shareholder vote was held in conformance with Section 280G and the regulations thereunder, and that such requisite shareholder approval has not been obtained with respect to any payment of cash or stock that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code and, as a consequence, that such “parachute payment” shall not be made or provided.

(b)    Subject to Section 5.2(c): (i) the Board of Directors of Company shall unanimously recommend that Company’s shareholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Shareholders’ Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Company has unanimously recommended that Company’s shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders’ Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Company that Company’s shareholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous, provided, that for all purposes of this Agreement, an action by the Board of Directors of Company or a committee thereof shall be unanimous if each member of the Board of Directors or such committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

(c)    Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to Company and is not withdrawn, (ii) Company shall have provided written notice to Parent (a “Notice of Superior Offer”) advising Parent that Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not have, within five business days of Parent’s receipt of the Notice of Superior Offer, made an offer that Company’s Board of Directors by a majority vote determines in its good faith judgment (after consultation with a financial advisor with expertise in mergers and acquisitions if such offer is not wholly for cash) to be at least as favorable to Company’s shareholders as such Superior Offer (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company’s shareholders under applicable law and (v) Company shall not have violated any of the restrictions set forth in Section 5.3 or this Section 5.2. Company shall provide Parent with at least three business days prior notice (or such lesser prior notice as provided to the members of Company’s Board of Directors but in no event less than twenty-four hours) of any meeting of Company’s Board of Directors at which Company’s Board of Directors is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 5.2(c) shall limit Company’s obligation to hold and convene the Company Shareholders’ Meeting (regardless of whether the unanimous recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified). For purposes of this Agreement, “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Company, on terms that the Board of Directors of Company determines, in its reasonable judgment (after consultation with a financial advisor with expertise in mergers and acquisitions if such offer is not wholly for cash) to be more favorable to Company shareholders from a financial point of view than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed or is not likely in the reasonable judgment of Company’s Board of Directors (after consultation with a financial advisor with expertise in mergers and acquisitions if such offer is not wholly for cash) to be obtained by such third party on a timely basis.

(d)    Nothing contained in this Agreement shall prohibit Company or its Board of Directors from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that the Board of Directors of Company shall not recommend that the shareholders of Company tender their shares in connection with a tender offer except to the extent that the Board of Directors determines in its good faith judgment, after consultation with outside counsel and a financial advisor with expertise in mergers and acquisitions if such offer is not wholly for cash, that the tender offer constitutes a Superior Offer and that such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary duties to Company’s shareholders under applicable law.

5.3     No Solicitation.

(a)    From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company will not, nor will they authorize or permit any of its respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the approval of this Agreement and the Merger at the Company Shareholders’ Meeting, this Section 5.3(a) shall not prohibit Company from furnishing nonpublic information regarding Company to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of Company reasonably concludes (after consultation with a financial advisor with expertise in mergers and acquisitions if such offer is not wholly for cash) constitutes a Superior Offer if (1) neither Company nor any representative of Company shall have violated any of the restrictions set forth in this Section 5.3, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company’s shareholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Company’s intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company’s confidential information as the Confidentiality Agreement (as defined in Section 5.1), (4) Company gives Parent at least three business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by

Company to Parent). Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any investment banker, attorney or other advisor or representative of Company shall be deemed to be a breach of this Section 5.3 by Company.

For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent) relating to, or involving: (A) any acquisition or purchase from Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material portion of the assets of Company; or (C) any liquidation or dissolution of Company.

(b)    In addition to the obligations of Company set forth in paragraph (a) of this Section 5.3, Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will (i) keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry and (ii) provide to Parent as promptly as practicable a copy of all written materials provided to Company in connection with any such request, Acquisition Proposal or inquiry.

5.4    Confidentiality; Access to Information.

(a)    The parties acknowledge that Company and Parent have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

(b)    Access to Information.    Company will afford Parent and its accountants, counsel and other representatives reasonable access to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Company, as Parent may reasonably request. Parent will afford Company and its accountants, counsel and other representatives reasonable access to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Parent, as Company may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.5    Public Disclosure.    Parent and Company will consult with each other, and to the extent reasonably practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with the OSE or the NASDAQ Stock Market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.6    Reasonable Efforts; Notification.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation (i) to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or Company or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation), or (ii) imposing or seeking to impose or confirm any limitation or regulation on the ability of Parent or any of its subsidiaries or affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

(b)    Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to or may reasonably be expected to affect, the consummation of the Merger. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c)    In order to facilitate the integration of the operations of Parent and Company and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate the earliest time possible following the Effective Time the benefits expected to be realized by the parties as a result of the Merger, Company shall, consult with Parent on all strategic and operational matters to the extent such consultation is not in violation of applicable law, including laws regarding exchange of information and other laws regarding competition. Subject to the forgoing limitations, Company will make available to Parent at its facilities, where determined by Parent to be appropriate and necessary, office space in order to assist in observing all operations and reviewing all matters concerning the affairs of Company.

5.7    Third Party Consents.    As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.8    Takeover Statutes.    No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to any Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

5.9    Certain Employee Benefits.

(a)    As soon as practicable after the execution of this Agreement, Parent and Company shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for Company employees following the Merger. Upon the written request of Parent made a reasonable period prior to the Closing Date, Company shall take such actions as are necessary to terminate any Company Employee Plans and any leased employee arrangement so designated by Parent, unless otherwise agreed to by Parent and Company; provided that those Company employees who are eligible to participate in each such Company Employee Plans which is terminated shall be provided the opportunity to participate in a employee benefit plan maintained by Parent. Company agrees that it shall terminate any and all group severance, separation, retention and salary continuation plans, programs or arrangements (other than agreements disclosed in Part 5.9 of the Company Disclosure Letter) effective as of the Effective Time.

(b)    Employees of Company will be granted credit for all service with Company or its affiliates under each Company employee benefit plan, program or arrangement of Parent or its affiliates in which such Employees are eligible to participate for all purposes, except for purposes of benefit accrual under a defined benefit pension plan. To the extent that Employees become eligible to participate in a medical, dental or health plan of Parent or its affiliates in lieu of Company’s Employee Plan, Parent will use commercially reasonable efforts to cause such plan to (i) waive any preexisting condition exclusions and waiting period limitations for conditions covered under the applicable medical, dental or health plans maintained or contributed to by Company (but only to the extent corresponding exclusions and limitations were satisfied by such Employees under the applicable medical, dental or health plans maintained or contributed to by Company); and (ii) credit any deductible or out of pocket expenses incurred by the Employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation.

(c)    With respect to matters described in this Section 5.9, Company will use all reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its Employees; provided, however, Company shall, in meeting its obligations under subsection (a) above or elsewhere in this Agreement, not delay in meeting any time deadlines that are applicable.

5.10    Software Escrow.    Within five days of the date hereof, Company shall deposit a complete copy of the Company Source Code as it exists on the date hereof for each software product included within the Company IP Assets with DSI Technology Escrow Services (“DSI”), as escrow holder, pursuant to a mutually agreed Source Code escrow agreement (the “Source Code Escrow Agreement”). The Source Code Escrow Agreement will provide that (i) Parent may perform verification procedures with the material deposited in order to verify that the material constitute a complete copy of the Source Code and (ii) that immediately upon the closing, DSI will release to Parent all the deposit materials.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1    Conditions to Obligations of Each Party to Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)    Company Shareholder Approval.    This Agreement shall have been approved and adopted, and the Merger shall have been approved, by the requisite vote of the shareholders of Company under applicable law and the Company Charter Documents.

(b)    Proxy Statement.    No stop order or similar proceeding in respect of the Proxy Statement shall have been initiated or threatened in writing by the SEC.

        (c)    No Order.    No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. Any other foreign antitrust approvals required to be obtained prior to the consummation of the Merger shall have been obtained.

6.2    Additional Conditions to Obligations of Company.    The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

        (a)    Representations and Warranties.    Each representation and warranty of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

        (b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

        (c)    Material Adverse Effect.    No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and be continuing.

        (d)    Payment of Nordea Bank Norge ASA Indebtedness.    Company shall have received a payoff letter executed by Parent and Nordea Bank Norge ASA providing for the repayment in full of all of the Company’s outstanding indebtedness to Nordea Bank Norge ASA.

        (e)    Purchase of Parent Common Stock.    The Subscription Agreement and the Registration Rights Agreement shall be in full force and effect.

6.3    Additional Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

        (a)    Representations and Warranties.    Each representation and warranty of Company contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

        (b)    Agreements and Covenants.    Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

        (c)    Material Adverse Effect.    No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement and be continuing.

        (d)    Legal Opinion.    Parent shall have received the written legal opinion of Morris, Manning & Martin, LLP, legal counsel to Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent.

        (e)    No Restraints.    There shall not be instituted, pending or threatened any action, proceeding or hearing before any Governmental Entity (i) seeking to restrain, prohibit, regulate or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of Company or of Parent or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of Company or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations or regulations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to shareholders or freely conduct Company’s business or (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such assets or shares.

        (f)    Consents.    (i)  All material required approvals or consents of any Governmental Entity or other person in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained and become final and non-

appealable (and all relevant statutory, regulatory or other governmental waiting periods, shall have expired), and (ii) all such approvals and consents which have been obtained shall have been so obtained on terms that are not reasonably likely to materially affect the ownership or operations of business by Parent.

        (g)    Release of Encumbrances.    Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Encumbrances set forth in Schedule 6.3(g) to this Agreement.

        (h)    Resignation of Officers and Directors.    Parent shall have received a written resignation from each of the officers and directors of the Company effective as of the Effective Time in such form as reasonably acceptable to Parent and such officer and director.

        (i)    Purchase of Parent Common Stock.    The Subscription Agreement and the Registration Rights Agreement shall be in full force and effect and all conditions to closing under such agreements shall have been satisfied or waived.

        (j)    Employment Agreements.    Parent shall have received from the employees designated in writing by Parent to Company (not to exceed 6 persons) at least five business days prior to the Closing Date (the “Key Employees”) executed counterparts to the Employment and Non-Competition Agreements in substantially the form attached hereto as Exhibit D.

        (k)    Employee Arrangements.    Each of the Key Employees and at least seventy-five percent (75%) of the remaining employees of Company that are extended offer letters by Parent (i) shall have entered into “at-will” employment arrangements with Parent pursuant to their execution of their offer letter, (ii) shall have agreed to be employees of Parent after the Closing, (iii) shall be employees of Company immediately prior to the Closing and (iv) shall have executed a release of Parent, Merger Sub and Company for all liabilities prior to the Closing, in form reasonably acceptable to Parent.

        (l)    Good Standing Certificate.    Parent shall have received a good standing certificate issued by the Secretary of State of the State of Georgia certifying that Company is in good standing dated no more than five business days prior to the Closing.

        (m)    Termination of 401(k) Plan.    Unless otherwise requested by Parent, Parent shall have received from the Company evidence that the Company’s 401(k) plan has been terminated pursuant to resolution of the Company’s Board of Directors (the form and substance of which shall have been subject to review and approval of Parent), effective as of the day immediately preceding the Closing Date.

        (n)    Closing Date Balance Sheet.    Parent shall have received from the Company the Closing Date Balance Sheet pursuant to Section 1.1(a) of the Subscription Agreement.

        (o)    Shareholder Vote; Dissenting Shares.    Shareholders holding at least eighty-five percent (85%) of the outstanding shares of Company Common shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby. Dissenting Shares shall comprise not more than 5% of the shares of Company Common Stock outstanding immediately prior to the Effective Time.

        (p)    Section 280G.    Neither Parent nor Company shall be obligated to reimburse any employee of Company for a “parachute payment” as defined under Section 280G of the Code.

        (q)    Settlement Agreement.    Parent shall have received an executed settlement agreement between Company and American Systems Corporation, on behalf of its Thoughtmill division, form and substance reasonably satisfactory to Parent.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the shareholders of Company or Parent:

        (a)    by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

        (b)    by either Company or Parent if the Merger shall not have been consummated by August 30, 2003 (the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

        (c)    by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

        (d)    by either Company or Parent, if the approval and adoption of this Agreement and the approval of the Merger by the shareholders of Company shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company shareholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain Company shareholder approval shall have been caused by (i) the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement or (ii) a breach of the Voting Agreement by any party thereto other than Parent;

        (e)    by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the shareholders of Company) if a Triggering Event (as defined below) shall have occurred;

        (f)    by Company, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Material Adverse Effect on Parent shall have occurred; providedthat if such inaccuracy in Parent’s representations and warranties or breach by Parent, or Material Adverse Effect on Parent, is curable prior to the Outside Date by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(f) for 20 days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach or Material Adverse Effect on Parent (it being understood that Company may not terminate this Agreement pursuant to this paragraph (f) if such breach by Parent or Material Adverse Effect on Parent is cured during such 20-day period, or if Company shall have materially breached this Agreement); or

        (g)    by Parent, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b)would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Material Adverse Effect on Company shall have occurred; providedthat if such inaccuracy in Company’s representations and warranties or breach by Company, or Material Adverse Effect on Company, is curable prior to the Outside Date by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) for 20 days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach or Material Adverse Effect on Company (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if such breach by Company or Material Adverse Effect on Company is cured during such 20-day period, or if Parent shall have materially breached this Agreement).

For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) the Board of Directors of Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed; (iii) the Board of Directors of Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (iv) Company shall have entered into any letter of intent or other Contract accepting any Acquisition Proposal; (v) Company shall have materially breached any of the provisions of Sections 5.2 or 5.3; or (vi) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

7.2    Notice of Termination Effect of Termination.    Any proper termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3    Fees and Expenses.

(a)    General.    Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses if the Merger is consummated; provided, that to the extent that the Company has not paid the legal, accounting, certain management bonus and severance to Mr. David Moran, Mr. Haines Hagrett and Mr. Burt Smith and other fees and expenses incurred by the Company in connection with the Merger, Parent shall pay such amounts on behalf of Company and such amounts shall be included in the Working Capital Adjustment calculation in the Subscription Agreement.

(b)    Company Payments.    In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(b), 7.1(d), 7.1(e) or 7.1(g), Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $1.0 million in the form of a credit against fees payable by Parent to Company under the Reseller Agreement between Parent and Company dated as of October 29, 2002, as amended or extended from time to time or any replacement agreement thereto (the “Termination Fee”); provided, that in the case of a termination under Sections 7.1(b), 7.1(d) or 7.1(g) prior to which no Triggering Event has occurred, (i) such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (B) within 12 months following the termination of this Agreement, either a Company Acquisition (as defined below) is consummated, or Company enters into a Contract providing for a Company Acquisition and (ii) such payment shall be made promptly, but in no event later than two days after the consummation of any such Company Acquisition or the entry by Company into any such Contract. Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, the amount of, and the basis for payment of, the Termination Fee are reasonable and appropriate in all respects, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner the Termination Fee due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company of assets (in a transaction or series of transactions) representing in excess of 50% of the aggregate fair market value of Company’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

7.4    Amendment.    Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Company; provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of the OSE requires further approval by such shareholders without such further shareholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

7.5    Extension; Waiver.    At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Non-Survival of Representations and Warranties.    The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

8.2     Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:

Interwoven, Inc.

803 11th Avenue

Sunnyvale, CA 94089

Attention: David Allen

Facsimile No.: 408-774-2002

with a copy to:

Fenwick & West LLP

275 Battery Street

San Francisco, California 94111

Attention: John S.W. Park

Facsimile No.: 415-281-1350

(b)	if to Company, to:

MediaBin, Inc.

Suite 600, Seven Piedmont Center

3525 Piedmont Road

Atlanta, Georgia 30305-1530

Attention: Telecopy No.:

with a copy to:

Morris, Manning & Martin, LLP

6000 Fairview Road, Suite 1125

Charlotte, North Carolina 28210

Attention: Robert Donlon

Telecopy No.: 704-556-9554

8.3    Interpretation; Certain Defined Terms.

(a)    When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b)    For purposes of this Agreement, the term “affiliate” means, with respect to any person, any other person which directly or indirectly controls, is controlled by or is under common control with such person.

(c)    For purposes of this Agreement, the term “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, obligation or undertaking of any nature.

(d)    For purposes of this Agreement, the term “Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(e)    For purposes of this Agreement, the term “In-the-Money Options” shall mean options to purchase Company Common Stock with an exercise price less than the Per Share Consideration as of immediately prior to the Effective Time.

(f)    For purposes of this Agreement, the term “liability” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other.

(g)    For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers (with respect to Company, only those officers set forth on Part 8.3 of the Company Disclosure Letter (the “Disclosure Officers”)) or directors of such party has knowledge of such matter, after reasonable inquiry of such matter. Any such person will be deemed to have actual knowledge of a matter if (i) such matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such individual, (ii) such matter is reflected in one or more documents (whether written or electronic) contained in books and records of such party that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities, or (iii) such knowledge could be obtained from reasonable inquiry of the individuals who directly report to the Disclosure Officers or individuals employed by such party charged with administrative or operational responsibility for such matters for such party.

(h)    For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, regulatory environment, financial condition, operations or results of operations or prospects of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner); provided that that a change in the stock price of Parent Common Stock will not be taken into account in determining whether there has been a Material Adverse Effect on Parent.

(i)    For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(j)    For purposes of this Agreement, the term “rules of the OSE” shall mean the rules and regulations of the OSE, including the Stock Exchange Regulations and obligations of Company under its listing agreement with the OSE.

(k)    For purposes of this Agreement, the term “subsidiary” of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

8.4    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5    Entire Agreement; Third Party Beneficiaries.    This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Voting Agreement, the Employment and Non-Competition Agreement, the Subscription Agreement, the Registration Rights Agreement, the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

8.6    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7    Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8    Governing Law; Jurisdiction.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement may be brought in the courts of the State of Delaware and federal courts located in the State of Delaware and hereby expressly submits to the personal jurisdiction and venue of such courts for the purpose thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

8.9    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10    Assignment.    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

8.11    Waiver Of Jury Trial.    EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

INTERWOVEN, INC.

By:	/s/ Martin Brauns
Name:	Martin Brauns
Title:	President and Chief Executive Officer

MARYLAND ACQUISITION CORP.

By:	/s/ Doug Jones
Name:	Doug Jones
Title:	President

MEDIABIN, INC.

By:	/s/ David Moran
Name:	David Moran
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX B

ARTICLE 13

OF THE

GEORGIA BUSINESS CORPORATION CODE

(Georgia Dissenters Rights Statute)

14-2-1301.    Definitions.

As used in this article, the term:

(1)    “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)    “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3)    “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)    “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5)    “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)    “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)    “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)    “Shareholder” means the record shareholder or the beneficial shareholder.

14-2-1302. Right to dissent.

(a)    A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1)    Consummation of a plan of merger to which the corporation is a party:

(A)    If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B)    If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)    Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3)    Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4)    An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A)    Alters or abolishes a preferential right of the shares;

(B)    Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C)    Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D)    Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

(E)    Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(F)    Cancels, redeems, or repurchases all or part of the shares of the class; or

(5)    Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)    A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c)    Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1)    In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2)    The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303. Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320. Notice of dissenters’ rights.

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)    If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321. Notice of intent to demand payment.

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1)    Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)    Must not vote his shares in favor of the proposed action.

(b)    A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322. Dissenters’ notice.

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)    The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1)    State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)    Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)    Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)    Be accompanied by a copy of this article.

14-2-1323. Duty to demand payment.

(a)    A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)    A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)    A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

14-2-1324. Share restrictions.

(a)    The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)    The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325. Offer of payment.

(a)    Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)    The offer of payment must be accompanied by:

(1)    The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)    A statement of the corporation’s estimate of the fair value of the shares;

(3)    An explanation of how the interest was calculated;

(4)    A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5)    A copy of this article.

(c)    If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. Failure to take action.

(a)    If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)    If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

(a)    A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)    The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)    The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)    A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)    If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)    The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)    The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330. Court action.

(a)    If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)    The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)    The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)    The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e)    Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331. Court costs and counsel fees.

(a)    The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b)    The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)    Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)    Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)    If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332. Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

MediaBin, Inc.

PROXY

Please sign and return this Proxy even if you plan to attend the meeting.

This Proxy is solicited on behalf of the Board of Directors.

The undersigned, a shareholder of MediaBin, Inc. (the “Company”), who holds the shares set out beside his or her name, does hereby appoint David P. Moran, Haines H. Hargrett, and John C. Bacon as proxies, or any of them, to vote all of the shares held of record by the undersigned at a meeting of the Company’s shareholders held on June 27, 2003, at 9:00 a.m. local time, at the Company’s offices at 7 Piedmont Center, Suite 600, Atlanta, Georgia, and at any adjournment thereof with respect to all matters that properly come before the meeting.

This Proxy may be revoked by giving written notice of revocation or a later dated proxy to the Secretary prior to the meeting or by attending the meeting and voting in person.

	FOR	AGAINST	ABSTAIN

1.      APPROVE MERGER AGREEMENT AND THE MERGER:

         Adopt and approve the merger agreement between the Company, Interwoven, Inc. and Maryland Acquisition Corp., a wholly owned subsidiary of Interwoven, Inc. and approve the merger described therein

	☐	☐	☐	THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS.

	FOR	AGAINST	ABSTAIN
2. APPROVE DELISTING OF COMMON STOCK FROM OSLO STOCK EXCHANGE: Approve the delisting of the Company’s common stock from the Oslo Stock Exchange upon closing of the merger	☐	☐	☐
PLEASE DATE, SIGN, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. Receipt of the Notice of Special Meeting and of the Proxy Statement accompanying the same is hereby acknowledged.

Signature of Shareholder                                                 Print Name                                                       Date                                     , 2003

NOTE:	Your signature should appear the same as your name appears herein. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.